As filed with the Securities and Exchange Commission on August 6, 2001
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   ------------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                             Hennessy Advisors, Inc.
                 (Name of small business issuer in its charter)

    California                   6282                              68-0176227
(State or other        (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of         Classification Code Number)          Identification No.)
incorporation or
organization)
                       ----------------------------------
                           750 Grant Avenue, Suite 100
                            Novato, California 94945
                                 (415) 899-1555
              (Address and telephone number of principal executive
                    offices and principal place of business)
                       ----------------------------------
                                Neil J. Hennessy
                             Chief Executive Officer
                             Hennessy Advisors, Inc.
                           750 Grant Avenue, Suite 100
                            Novato, California 94945
                                 (415) 899-1555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        ---------------------------------
                                   Copies to:
                              Linda Y. Kelso, Esq.
                            Miriam K. Greenhut, Esq.
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202
                                 (904) 359-2000
                    ----------------------------------------

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| .

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| .

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| .

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                    CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
         Title of each class of securities                      Proposed maximum                   Amount of registration fee
                 to be registered                          aggregate offering price(1)
---------------------------------------------------------------------------------------------------------------------------------
                   Common stock                                    $10,000,000                              $ 2,500
---------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares of common stock being registered and the proposed maximum offering price per share are not included in this table. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933.

                             ----------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                 Subject to Completion. Dated August ___, 2001.

                             450,000 Shares Minimum
                            1,000,000 Shares Maximum

[LOGO]

                             Hennessy Advisors, Inc.
                                  Common Stock

                            ------------------------

                  This is an initial public offering of shares of common stock of Hennessy Advisors, Inc. Except for up to 100,000 shares which may be sold by a selling shareholder, all of the 1,000,000 shares of common stock are being sold by Hennessy Advisors.

                  We expect to close this offering once we have received commitments to purchase 450,000 shares, and may hold additional closings for up to 550,000 more shares during the 90 days from the date of this prospectus unless extended. We will not close this offering unless we receive commitments to purchase at least 450,000 shares, which may include 45,000 shares to be sold by our selling shareholder. If we have not received commitments to purchase 450,000 shares by December 31, 2001, we may extend the offering for up to 90 days. Until the initial closing, funds will be held in escrow by WestAmerica Bank. If the offering terminates before we receive commitments to purchase 450,000 shares, all funds will be returned to purchasers without interest. Our selling shareholder will be entitled to sell up to 10% of the shares we sell in any closing of this offering, including the closing of the minimum offering.

                  Hennessy Advisors, through its officers, will sell these shares without employing underwriters or other sales agents.

                  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be $10.00.

                  See "Risk Factors" on page 6 to read about factors you should consider before buying shares of the common stock.


                            ------------------------

                  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                            ------------------------

                                                                                         Minimum         Maximum
                                                                       Per Share          Total           Total
                                                                       ---------          -----           -----
Initial public offering price ....................................  $      10.00      $   4,500,000   $  10,000,000
Proceeds, before expenses, to Hennessy Advisors...................  $      10.00      $   4,050,000   $   9,000,000

                  Because the offering will be made by officers of Hennessy Advisors, no underwriting discounts or commissions will be paid.

                            ------------------------

                       Prospectus dated ____________, 2001

                  In this prospectus, "Hennessy," "we," "us," and "our" refer to Hennessy Advisors, Inc. Our executive offices are located at The Courtyard Square, 750 Grant Avenue, Suite 100, Novato, California 94945 and our telephone number is (415) 899-1555. We were originally incorporated in California in 1989 as Edward J. Hennessy Incorporated. We changed our name to Hennessy Advisors, Inc. in 2001. The web site for information on our mutual funds is located at http://www.hennessy-funds.com. The information on our web site is not a part of this prospectus.


                  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               Prospectus Summary

                  You should read the following summary together with the more detailed information about our company and the common stock being sold in this offering and financial statements and the notes to those statements included elsewhere in this prospectus.


                             Hennessy Advisors, Inc.

                  Hennessy Advisors, Inc. provides investment advisory services to four no-load mutual funds as well as high net worth investors primarily located in the United States. We generally manage assets on a discretionary basis and invest primarily through formula based investment strategies. As of March 31, 2001, we managed approximately $208 million in total assets, of which approximately $188 million were managed on behalf of the mutual funds. The mailing address for our principal executive office is 750 Grant Avenue, Suite 100, Novato, California 94945, and our telephone number is (415) 899-1555.

                     Our Mutual Funds Investment Strategies

                  We employ an investment strategy with the "Dogs of the Dow," each year purchasing the 10 highest yielding Dow Jones stocks in approximately equal dollar amounts and holding that portfolio for one year. We apply this investment strategy to a portion of Hennessy Balanced Fund and Hennessy Leveraged Dogs Fund, two of the mutual funds we manage. We also apply formula-based strategies to the management of Hennessy Cornerstone Growth Fund and Hennessy Cornerstone Value Fund, each maintaining a 50-stock portfolio. The funds are described beginning on page 18.

                                  The Offering

                  Unless noted otherwise, information in this prospectus is based on 760,860 shares outstanding as of March, 31, 2001 and giving effect to the conversion of 200,000 shares of Hennessy Advisors convertible preferred shares to common shares which occurred in June 2001, and assumes (i) the issuance of 900,000 shares in this offering by Hennessy Advisors, subscriptions for the maximum offering amount and the selling shareholder's sale of 10% of this amount, and (ii) the issuance of 93,240 shares to limited partners in the merger into Hennessy Advisors of The Hennessy Management Co., L.P. and The Hennessy Management Co. 2, L.P. upon the closing of the offering.


Minimum shares offered..........................................     450,000 shares (includes 45,000 shares
                                                                     which may be sold by the selling
                                                                     shareholder)

Maximum shares offered..........................................     1,000,000 shares (includes 100,000 shares
                                                                     which may be sold by the selling
                                                                     shareholder)

Maximum shares offered by selling shareholder...................     Up to 10% of share subscriptions

Offering price per share........................................     $10.00

Shares outstanding after this offering..........................      1,953,920 shares

Minimum subscription amount.....................................     $1,000 (100 shares)

Maximum subscription amount.....................................     $300,000 (30,000 shares)

Use of proceeds.................................................     For the repayment of debt, retirement of
                                                                     all of the outstanding shares of
                                                                     adjustable rate preferred stock and for
                                                                     general corporate purposes.

Terms of the offering...........................................     We may close this offering when we have
                                                                     received commitments to purchase a
                                                                     minimum of 450,000 shares and may hold
                                                                     additional closings for up to an
                                                                     aggregate maximum of 1,000,000 shares
                                                                     during the offering period.  We will hold
                                                                     all funds received up to the minimum
                                                                     offering amount in an escrow account.  If
                                                                     we do not receive commitments to purchase
                                                                     the minimum amount during the escrow
                                                                     period, we will return all proceeds to
                                                                     investors without interest.

Selling shareholder.............................................     Neil J. Hennessy may elect to sell up to
                                                                     10% of the shares subscribed for  at any
                                                                     closing of this offering.  For example,
                                                                     if we receive subscriptions for the
                                                                     minimum offering amount of 450,000
                                                                     shares, Mr. Hennessy may sell 45,000
                                                                     shares at the closing and we will sell
                                                                     405,000 shares.



                                       4


Conditions to closing...........................................     We will not close this offering if we do
                                                                     not receive subscriptions to purchase at
                                                                     least the minimum offering amount.

Escrow period...................................................     Up to 90 days from the date of this
                                                                     prospectus.

Extension of escrow period......................................     We may extend the escrow period for up to
                                                                     an additional 90 days.

Extension of offering period....................................     We may continue to sell shares after
                                                                     breaking escrow.

No underwriting.................................................     We intend to sell the offering directly
                                                                     without the payment of any third party
                                                                     commissions or fees.

How to purchase shares..........................................     To purchase shares, you must complete and
                                                                     deliver a subscription agreement in the
                                                                     form attached as Annex A to this
                                                                     prospectus.  You should review the
                                                                     instructions included in the subscription
                                                                     agreement.

Escrow agent....................................................     WestAmerica Bank will serve as escrow
                                                                     agent for the subscription funds pending
                                                                     the closing of the minimum offering.

                                  RISK FACTORS

                  An investment in our common stock involves risk. You should carefully consider the following risks before making an investment decision. If any of the following risks occur, our business, results of operations, or financial condition could be materially and adversely affected.

Our revenues will decline if the value of the securities held by the mutual funds we manage declines.

                  We primarily obtain our revenues from advisory fees paid by the mutual funds we manage. These advisory fees are based on a percentage of the value of the assets of the funds. As of March 31, 2001, approximately 90% of our assets under management were invested in equity portfolios. The securities markets in general have experienced significant volatility, with declines in market value since March 2000. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce our assets under management and consequently reduce our revenues. In addition, any continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the mutual funds we manage or decreasing their rate of investment, either of which would be likely to further adversely affect us.

Our management fees are based on the value of our assets under management which is subject to significant fluctuations.

                  Global economic conditions, interest rates, inflation rates and other factors that are difficult to predict affect the mix, market values, and levels of our assets under management. The Hennessy Balanced Fund and Hennessy Leveraged Dog Fund invest approximately 50% of their portfolios in U.S. Treasury securities with a remaining maturity of one year. Fluctuations in interest rates affect the value of such fixed-income assets under management. In turn, this affects our management fees. Similarly, all four of our funds are affected by changes in the equity marketplace, which may significantly affect the level of our assets under management. The factors above often have inverse effects on equity assets and fixed-income assets, making it difficult for us to predict the net effect of any particular set of conditions on our business and to decide effective strategies to counteract those conditions.

Poor investment performance by our mutual funds could decrease sales of our funds.

                  Success in the investment management and mutual fund business is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, generating higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions, with corresponding decreases in our revenues. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load mutual funds, such as those we offer. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.

Our failure to comply with regulatory requirements may harm our financial condition.

                  Our investment management activities are subject to client guidelines, and our mutual fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which a client could recover from us. We have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist in satisfying these requirements. However, there can be no assurance that such precautions will protect us from potential liabilities.

                  Our businesses are subject to extensive regulation in the United States, including by the Securities and Exchange Commission. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. Changes in laws or regulations or in governmental policies could have a material adverse effect on us. See "Business -- Regulation."

Our investment management agreements can be terminated on short notice.

                  Substantially all of our revenues are derived from investment management agreements. Investment management agreements with our mutual funds are terminable without penalty on 60 days' notice and must be approved at least annually by the disinterested members of each mutual fund's board of directors or trustees. If any of our investment management agreements are terminated or not renewed, our revenues could materially decline.

We face intense competition from larger companies.

                  The investment management business is intensely competitive, with low barriers to entry, and is undergoing substantial consolidation. Many organizations in this industry are attempting to market to and service the same clients as we do, not only with mutual fund products and services, but also with a wide range of other financial products and services. Many of our competitors have greater distribution capabilities, offer more product lines and services, and may also have a substantially greater amount of assets under management and financial resources. These competitors would tend to have a substantial advantage over us during periods when our investment performance is not strong enough to counter these competitors' greater marketing resources.

Market pressure to lower our advisory fees would reduce our profit margin.

                  There has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide shareholders with investment returns and service that will encourage them to be willing to pay our fees. There can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our results of operations.

We may be required to forego all or a portion of our fees under our investment management agreements with the mutual funds.

                  Market conditions may require that we waive our investment advisory fees from the mutual funds we manage to the extent that the mutual fund's operating expenses, including our fees (but excluding interest, taxes, brokerage commissions and extraordinary expenses such as litigation), exceed competitive expense limitations. During the fiscal year 2000, and the six months ended March 31, 2001, The Hennessy Management Co. 2, L.P., the investment advisor to the Hennessy Leveraged Dogs Fund waived fees for the Hennessy Leveraged Dogs Fund of $80,726 and $45,726, respectively.

We are dependent on our information systems.

                  We operate in an industry that is highly dependent on information systems and technology. We outsource a significant portion of our information systems operations to third parties who are responsible for providing the management, maintenance and updating of these systems. There can be no assurance, however, that our information systems and technology will accommodate our growth or that the cost of these outsourcing arrangements will not increase. A failure to accommodate growth or an increase in the cost of these information systems could have a material adverse effect on us.

We depend upon Neil Hennessy to manage our business. The loss of Mr. Hennessy may adversely affect our business and financial condition.

                  Our success is largely dependent on the skills, experience and performance of key personnel, particularly Neil J. Hennessy, our chairman, chief executive officer and president, who is the driving force in our company's success. Mr. Hennessy is primarily responsible for the day-to-day management of the portfolio of each of our mutual funds and for developing and executing each fund's investment programs. The loss of Mr. Hennessy could have an adverse effect on our business, financial condition and results of operations.

Changes in the distribution channels on which we depend could reduce our revenues and slow our growth.

                  We derive a significant portion of our sales through investment advisors who utilize no transaction fee programs also referred to as mutual fund supermarkets. A no transaction fee program means that the mutual fund customer does not pay a transaction fee. Rather, the fees are paid by the mutual fund itself or its investment advisor or distributor. Increasing competition in these distribution channels has caused our distribution costs to rise and could cause further increases in the future. Higher distribution costs lower our net revenues and earnings. Moreover, our failure to maintain strong business relationships with these advisors would impair our ability to distribute and sell our products, which would have a negative effect on our level of assets under management, related revenues and overall financial condition.

Our inability to meet cash needs could have a negative effect on our financial condition and business operations.

                  Our ability to meet anticipated cash needs depends upon factors including our asset value, our creditworthiness as perceived by lenders and the market value of our stock. We will still owe significant debt if we only sell the minimum offering amount, since we will have insufficient proceeds to pay off our debt entirely. If we are unable, for any reason, to obtain funds we need to meet our cash requirements, we may be forced to incur additional indebtedness or raise additional equity capital.

We face increased competition in hiring and retaining qualified employees.

                  Our continued success will depend upon our ability to attract and retain qualified personnel. Competition to hire these employees has increased. We may be forced to offer compensation and benefits to these employees at a level that exceeds inflation. With historically low unemployment in the United States, qualified personnel are now moving between firms and starting their own companies with greater frequency. If we are not able to attract and retain qualified employees, our overall business condition and revenues could suffer.

Our officers and directors own enough of our shares to significantly influence our company, which will limit your ability to influence corporate matters.

                  Following the closing of this offering, assuming we sell 900,000 shares in the offering and Mr. Hennessy sells 100,000 shares, our executive officers and directors will beneficially own approximately 35.75% of our outstanding common stock. As a result, these stockholders will be able to significantly influence the outcome of any matter requiring a stockholder vote and, as a result, our management and affairs. Matters that typically require stockholder approval include the following:

                  *     election of directors;

                  *     merger or consolidation with another company; and

                  *     sale of all or substantially all of our assets.


There are 960,680 shares of our common stock immediately available for resale following the offering which, if sold, could adversely affect our stock's market price.

                  Following the merger of the limited partnerships into Hennessy Advisors, we will have 1,053,920 shares of common stock which are "restricted securities" under the Securities Act. Of that amount, 960,680 shares are currently available for resale following the offering because the Rule 144 holding period has expired. Resale of these shares could have an immediate and adverse effect on our stock's market price and adversely affect the development of a public market in the stock.

Managing the growth of our business may be difficult.

                  Our business has dramatically grown over the past several years. For example, our revenue has increased to $827,548 for the six months ended March 31, 2001 from $663,367 for the year ended September 30, 2000 and $314,902 for the year ended September 30, 1999. If our growth exceeds our expectations, our current managerial resources and infrastructure may be inadequate to handle our rapid growth. Also, our senior management team has limited collective experience managing a business the current size of Hennessy or a public company. We cannot assure you that our historical rate of growth will continue.

Our stock has not been and may not be available on a public market. Even if publicly traded, our stock price could be extremely volatile.

                  Prior to this offering, our common stock could not be bought or sold publicly. Therefore, we do not know if investor interest in our stock will be sufficient to create or sustain a public trading market. If we are not able to develop a public trading market for the shares, investors may have limited liquidity and may be forced to hold the shares for an indefinite period of time. Because we determine the initial public offering price for the shares, it may not be representative of the prices that our stock will command later in the market. Recently, the stock market has experienced significant price and volume fluctuations.

                  If our common stock suffers from this volatility, we could be subject to securities class action litigation, similar to that which has been brought against companies following periods of volatility in the market price of their common stock. Litigation could result in substantial costs and could divert our resources and senior management team's attention. This could harm our financial condition and operating results.

We set the price of the shares in this offering arbitrarily.

                  There is no relationship between the price of these shares and any standard or accepted method of valuation. The offering price bears no relationship to our assets, sales, book value, or other generally accepted criteria of value.

You will experience immediate and substantial dilution.

                  The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. Assuming we sell the maximum number of shares offered for sale, the dilution will be $5.02 per share in the net book value of the common stock from the initial public offering price of $10.00 per share.

You may not agree with the ways in which we use the proceeds of this offering.

We expect to use the proceeds of this offering for the repayment of debt and the remainder, if any, for general corporate purposes. We have no specific plan for the use of such proceeds other than the repayment of debt, nor can we tell you that you will agree with our use of the proceeds. Pending their use, we intend to invest any net proceeds from this offering which are not used to repay debt in short-term, investment grade securities or money market instruments or any mutual funds that we manage.

                                 CAPITALIZATION

                  The following table sets forth our capitalization as of March 31, 2001, and as adjusted to give effect to the sale of the minimum and maximum offering amounts at the public offering price of $10.00 per share and the receipt of estimated net proceeds therefrom. This table assumes that our selling shareholder elects to sell the maximum shares allotted to him in this offering, resulting in minimum shares sold by Hennessy Advisors of 405,000 shares and maximum shares sold by Hennessy Advisors of 900,000 shares.

                                                                                              As Adjusted
                                                                                  -----------------------------------
                                                                   Actual(1)         Minimum(2)         Maximum(2)
                                                                   ---------         ----------         ----------

Cash......................................................     $      11,186      $       11,186      $    4,632,036
                                                                ============       =============       =============

Short-Term Payables.......................................     $     142,516      $      142,516      $            -
                                                                ============       =============       =============

Long-Term Debt............................................     $   3,946,634      $      186,634      $            -

Stockholders' Equity:

   Adjustable rate preferred stock, $25 stated
     value; 25,000 shares authorized, 1,600,
     0 and 0 shares issued and outstanding,
     as adjusted, respectively............................            40,000                   -
                                                                                                                   -
   Common stock, no par value; 10,000,000 shares authorized;
     960,680, 1,458,920 and 1,953,920 shares issued and
     outstanding, as adjusted,                                       487,840           5,220,240          10,170,240
     respectively.........................................
   Additional paid-in capital.............................            24,008              24,008              24,008
   Accumulated deficit....................................          (457,544)           (468,753)           (468,753)

   Total Capitalization...................................     $   4,040,938      $    4,962,129      $    9,725,495
                                                                ============       =============       =============

(1) Adjusted to reflect the conversion of 200,000 shares of convertible preferred stock into 200,000 shares of common stock which occurred in June 2001.

(2) Adjusted to reflect the issuance of 93,240 shares of common stock issuable to limited partners in the merger of our limited partnerships and retirement of adjustable rate preferred stock, as if each had occurred on March 31, 2001.

              Cautionary Note Regarding Forward-Looking Statements

                  Except for any historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements may be located in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operation," as well as in the prospectus generally. Any statements contained in this prospectus that are not of historical fact are intended to be and are "forward-looking statements," which involve known and unknown risks. We use the following terms and similar expressions to identify forward-looking statements:
"anticipates," "believes", "estimates," "expects," "intends," "may," "plans," "potential," "should" and "will." Our actual results could differ from those indicated by the forward-looking statements made in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements.

                  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Additionally, we do not assume responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                 USE OF PROCEEDS

                  Assuming that our selling shareholder elects to sell the maximum shares which he may sell in this offering, we estimate that our net proceeds from the sale of our minimum offering amount will be $3,800,000 and that our net proceeds from the sale of our maximum offering amount will be $8,750,000. We intend to use $40,000 of the net proceeds to redeem $40,000 of adjustable rate preferred stock from Neil J. Hennessy, our chairman and chief executive officer, and his brother, Brian Hennessy, who owns approximately 5.22% of our common stock and is a director of Hennessy Advisors. We will use the balance of the net proceeds of the offering to pay amounts owed in connection with our 2000 license agreement with Netfolio, Inc. (formerly O'Shaughnessy Capital Management, Inc.) for the use of the names of and investment strategies applied to Hennessy Cornerstone Value Fund and the Hennessy Cornerstone Growth Fund, including bank debt incurred to make payments under this agreement.

                  As of March 31, 2001, amounts owed to Netfolio were $1,849,709. We will issue a subordinated promissory note to Netfolio dated as of June 30, 2001 for this amount. The note will be payable in 60 equal monthly installments, together with interest at Firstar Bank's prime rate and will be subordinated to our debt to Firstar Bank. If we cannot make a payment to Netfolio on its subordinated note because of the Firstar subordination provisions, interest on the subordinated note will accrue at 18% per annum.

                   As of March 31, 2001, the debt to Firstar Bank incurred in connection with prior payments to Netfolio had an outstanding balance of $2,096,925 (which accrues interest at Firstar Bank prime rate) and matures on April 10, 2005.

                  If we sell only the minimum offering amount, the net proceeds will be applied to repay the April 10, 2005 note to Firstar Bank in full and, upon board approval, to repay a portion of the June 30, 2006 note to Netfolio. If we sell the maximum offering amount, we may repay the Netfolio debt in its entirety upon board approval.

                  We will use the balance of the net proceeds, if any, for general corporate purposes, including working capital and the expansion of our business through enhanced distribution and marketing of our existing investment products, strategic acquisitions and new personnel. Management will have significant discretion as to the use of the net proceeds from this offering.

                               SELLING SHAREHOLDER

                  Neil J. Hennessy, our chairman, chief executive officer and president, is offering for sale up to 100,000 shares of common stock. Mr. Hennessy may elect to sell up to 10% of the shares subscribed for at any closing, including the closing of the minimum offering amount. For example, if we receive subscriptions for the minimum offering amount of 450,000 shares, Mr. Hennessy may sell 45,000 shares in our initial closing and we will sell only 405,000 shares. We will receive no proceeds from Mr. Hennessy's sale of shares.

                  Mr. Hennessy is currently our 67.53% shareholder, owning 711,680 shares of common stock. Assuming the sale of 100,000 shares by Mr. Hennessy, Mr. Hennessy will be our 31.31% shareholder, owning 611,680 shares of common stock.

                                 DIVIDEND POLICY

                  We have not declared nor paid cash dividends on our common stock. After this offering, we do not anticipate paying cash dividends in the foreseeable future and we intend to retain future earnings, if any, to be applied towards the expansion and operation of our business. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors. Our loan agreement with Firstar Bank prohibits us from paying dividends until the loan is paid off.

                                    DILUTION

                  If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by calculating the total assets (excluding assets attributable to adjustable rate preferred stockholders and investments in limited partnerships which will be liquidated upon the merger of the partnerships) less total liabilities, and dividing it by the number of outstanding shares of common stock.

                  After giving effect to this offering, less estimated expenses, there will be an immediate increase in the pro forma as adjusted net book value per share to existing stockholders and an immediate dilution per share to new investors. The following table illustrates this per share dilution on a pro forma basis as of March 31, 2001:

                                                                                         Maximum           Minimum
                                                                                        Offering(1)       Offering(1)
                                                                                        -----------       -----------

Initial public offering price per share.........................................        $   10.00         $   10.00
   Pro forma net tangible book value per share at March 31,2001 ................             0.04              0.04
   Increase per share attributable to new investors.............................             4.94              3.23
Pro forma net tangible book value per share after this offering.................             4.98              3.27
Dilution per share to new investors.............................................             5.02              6.73

         The following table summarizes on a pro forma basis, as of March 31, 2001, the total number of shares of common stock purchased, the total consideration paid to us, and the average price per share paid by existing stockholders and purchasers of shares in this offering, assuming our sale of 900,000 shares at $10.00 per share:(2)


                                                 Shares Purchased            Total Consideration        Average Price
                                          ----------------------------    -------------------------
                                              Number         Percent         Amount        Percent         Per Share
                                          -------------    -----------    -------------  ----------    ---------------
Existing stockholders................         960,680         49.17%      $    511,848       4.90%       $    0.53

New investors........................         993,240         50.83%         9,932,400      95.10%       $   10.00
                                            ---------        -------       -----------     -------

             Totals..................       1,953,920        100.00%      $ 10,444,248     100.00%
                                            =========        =======       ===========     =======

---------------------
(1) The amounts computed do not reflect the impact of the options to purchase 87,500 shares of common stock which are to be awarded upon the sale of the minimum offering amount.

(2) Assumes that we sell the maximum offering amount and our selling shareholder elects to sell the maximum he may sell in this offering, resulting in 900,000 shares sold by Hennessy, and that we issue 93,240 shares in connection with the merger of our limited partnerships.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                  You should read the following discussion in conjunction with our financial statements, together with the notes to those statements, included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions such as statements of our plans, objectives, expectations, and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of risks and uncertainties inherent in future events, particularly those identified in "Risk Factors."

Overview and General Industry Conditions

                  Our primary sources of revenue are investment advisory fees. Advisory services include investment research, supervision of investments, conducting clients' investment programs, including evaluation, sale and reinvestment of assets, the placement of orders for purchase and sale of securities, solicitation of brokers to execute transactions and the preparation and distribution of reports and statistical information.

                  Investment advisory fees are charged as a specified percentage of the average annual daily net value of the assets under management. Hennessy's total assets under management were $208 million, $256 million and $45 million as of March 31, 2001, September 30, 2000 and September 30, 1999, respectively. Approximately 89.8% of Hennessy's total revenues were attributable to the four Hennessy mutual funds for the six months ended March 31, 2001. On June 30, 2000, our assets under management increased by approximately $197 million as the result of entering into investment advisory agreements for the two Cornerstone funds on that date in connection with acquiring automated investment trading strategies from Netfolio, Inc., the Cornerstone Funds' former investment advisor.

                  Neil J. Hennessy, our chief executive officer, president and chairman of the board served as expert witness and mediator in securities cases in the past and will continue as an expert witness on a limited basis in the future. Since July 2000 any and all fees attributable to the foregoing were revenues of Hennessy Advisors. Prior to that time, such fees were paid to Mr. Hennessy directly and Mr. Hennessy in turn paid a portion to Hennessy Advisors for office support and related services. Mr. Hennessy expects to further limit his expert witnessing at the completion of this offering.

                  In July 2000, we withdrew our registration as a broker-dealer. While licensed as a broker-dealer, we earned commissions on trades executed for the mutual funds and private client accounts we managed.

                  The principal asset on our balance sheet other than investment advisory fees receivable consists of the investment advisory agreements with the Cornerstone Funds. We are amortizing the capitalized cost of these agreements over 15 years, resulting in a carrying value of $3,981,298 at March 31, 2001 compared to $4,120,993 at September 30, 2000.

                  Our principal business activities are affected by many factors, including redemptions by mutual fund shareholders, general economic and financial conditions, movement of interest rates and competitive conditions. Although we seek to maintain cost controls, a significant portion of our expenses are fixed and do not vary greatly due to the factors listed above. As a result, substantial fluctuations can occur in our revenue and net income from period to period.

Results of Operations

                  The following table reflects items in the statements of operations as dollar amounts and as percentages of total revenue.

                                                            Six Months Ended March 31,
                                                     2001                               2000
                                                         Percentage of                       Percentage of
                                          Amounts        Total Revenue        Amounts        Total Revenue
                                          -------        -------------        -------        -------------
REVENUE:
Advisor fees                            $    742,608         89.74%        $      86,905         57.31
Expert witness fees                     $     83,705         10.11%        $      54,238         35.77%
Commissions                             $          0          0.00%        $       9,214          6.08%
Other income                            $      1,235           .15%        $       1,275           .84%
                       Total Revenue    $    827,548        100.00%        $     151,632        100.00%

OPERATING EXPENSES:
Employee compensation and
  benefits                              $    314,699         38.03%        $     117,030         77.18%
General and administrative              $    106,122         12.82%        $      50,630         33.39%
Mutual fund distribution
  expenses                              $     84,384         10.20%        $       7,685          5.07%
Amortization and depreciation           $    147,142         17.78%        $       4,655          3.07%
Interest                                $     92,636         11.19%        $         919          0.60%
             Total operating expenses   $    744,983         90.02%        $     180,919        119.31%

Income (loss) before income
  taxes                                 $     82,565          9.98%       $     (29,287)       (19.31%)
Income taxes                            $        400          0.05%        $         400          0.26%
Net income (loss)                       $     82,165          9.93%        $     (29,687)       (19.57%)

                                                             Year Ended September 30,
                                                     2000                               1999
                                                         Percentage of                       Percentage of
                                          Amounts        Total Revenue        Amounts        Total Revenue
                                          -------        -------------        -------        -------------
REVENUE:
Investment advisory fees                $    511,786         77.15%        $     193,377         61.41%
Expert witness fees                     $    138,500         20.88%        $      70,253         22.31%
Commissions                             $     10,804          1.63%        $      51,272         16.28%
Other income                            $      2,277           .34%        $           0          0.00%
                       Total Revenue    $    663,367        100.00%        $     314,902        100.00%

OPERATING EXPENSES:
Employee compensation and
  benefits                              $    320,693         48.34%        $     187,309         59.48%
General and administrative              $    172,722         26.04%        $     102,888         32.67%
Mutual fund distribution
  expenses                              $     47,506          7.16%        $           0          0.00%
Commissions and floor
  brokerage                             $     12,354          1.86%        $      16,267          5.17%
Amortization and depreciation           $     79,158         11.94%        $       4,041          1.28%
Interest                                $     71,510         10.78%        $           0          0.00%
             Total operating expenses   $    703,943        106.12%        $     310,505         98.60%


                                       14



                                                             Year Ended September 30,
                                                     2000                               1999
                                                         Percentage of                       Percentage of
                                          Amounts        Total Revenue        Amounts        Total Revenue

Income (loss) before income
  taxes                                 $    (40,576)        -6.12%        $       4,397          1.40%
Income taxes                            $        800          0.12%        $         800          0.25%

Net income (loss)                       $    (41,376)        -6.24%        $       3,597          1.15%


Six Months Ended March 31, 2001 Compared to Six Months Ended March 31, 2000

                  Total revenue increased by $675,916 or 445.8% in the six months ended March 31, 2001 from $151,632 in the same period of 2000. Advisory fee revenue increased by $655,703 or 754.5% in the six months ended March 31, 2001 from $86,905 in the prior comparable period reflecting an increase in assets under management due largely to the addition on June 30, 2000 of the Hennessy Cornerstone Value Fund and Hennessy Cornerstone Growth to the mutual funds we manage.

                  Expert witness fees increased by $29,467 or 54.3% from $54,238 in the six months ended March 31, 2000 to $83,705 in the same period of 2001 as a result of the company changing its policy toward Mr. Hennessy's expert witness income. Up until July 2000, expert witness fees were paid by clients directly to Mr. Hennessy and Mr. Hennessy paid Hennessy Advisors for support and related services. Since July 2000, expert witness fees are paid directly to Hennessy Advisors. However, Mr. Hennessy is only working in a limited capacity as an expert witness and plans to further limit his expert witness activity to devote the majority of his time to managing Hennessy Advisors.

                  Total expense increased $564,064, or 311.8%, in the six months ended March 31, 2001 from $180,919 in the same period of 2000 due to an increase in interest expense, depreciation, distribution expenses, employee compensation and general and administrative costs. As a percent of total revenue, total expense decreased to 90.0% in the six months ended March 31, 2001 compared to 119.3% in the prior comparable period due to an increase in revenue from assets under management.

                  Compensation and benefits expense increased by $197,669, or 168.9%, to $314,699 for the six months ended March 31, 2001 from $117,030 in the prior comparable period due primarily to the addition of two new employees. As a percentage of total revenues, compensation and benefits expense decreased to 38.0% in the six months ended March 31, 2001 compared to 77.2% in the prior comparable period.

                  General and administrative expense increased by $55,492, or 109.6%, to $106,122 in the six months ended March 31, 2001 from $50,630 in the six months ended March 31, 2000 due to an increase in total managed assets and an increase in overall business.. As a percentage of total revenue, general and administrative expense decreased to 12.8% in the six months ended March 31, 2001 from 33.4% in the prior comparable period.

                  Expense for amortization and depreciation increased by $142,487, or 3,060.9%, to $147,142 in the six months ended March 31, 2001 from
$4,655 in the six months ended March 31, 2000 due to amortization expense associated with the investment advisory agreements for the Hennessy Cornerstone funds. In June 2000, Hennessy Advisors capitalized the fair value of management contracts acquired in the amount of $4,190,840 relating to its execution of these agreements.

                  Interest expense increased $91,717, or 9,980.1%, to $92,636 in the six months ended March 31, 2001 from $919 in the six months ended March 31, 2000. This increase is due to interest costs associated with financing to license the automated trading strategies from Netfolio. For the six months ended March 31, 2001, the average amount borrowed was $1,006,913 with an average interest rate of 9.2%.

                  Mutual fund distribution expenses increased $76,699, or 998.0%, to $84,384 in the six months ended March 31, 2001 from $7,685 in the six months ended March 31, 2000 due to the costs of the "no transaction fee" programs through which our mutual fund shares are distributed.

                  Our income tax expense remained the same for the six months ended March 31, 2001, compared to the prior period and represents California state franchise taxes. We recorded no income tax expense during the first six months ended March 31, 2001 or 2000 due to a tax loss carry forward from prior years.

                  Net income increased by $111,852, or 376.8%, to $82,165 in the six months ended March 31, 2001 compared to a loss of $29,687 in the prior comparable period as a result of the factors discussed above.

Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

                  Total revenue increased by $348,465, or 110.7%, in the fiscal year ended September 30, 2000 from $314,902 in the same period of 1999. Investment advisory fee revenue increased by $318,409, or 164.7%, in the fiscal year ended September 30, 2000 from $193,377 in the prior comparable period reflecting an increase in assets under management due largely to our entering into of the investment advisory agreements for the Hennessy Cornerstone Value Fund and Hennessy Cornerstone Growth Fund on June 30, 2000.

                  Expert witness fees increased $68,247 or 97.1% to $138,500 in fiscal 2000 from $70,253 in fiscal 1999 as a result of an increase in demand for expert witness services. Up until July 2000, expert witness fees were paid by clients directly to Mr. Hennessy and Mr. Hennessy paid Hennessy Advisors for support and related services. Since July 2000, expert witness fees are paid directly to Hennessy Advisors. However, Mr. Hennessy is only working in a limited capacity as an expert witness and plans to further limit his expert witness activity to devote the majority of his time to managing Hennessy Advisors.

                  Revenues from commissions declined 78.9% from $51,272 in fiscal 1999 to $10,804 in fiscal 2000 as a result of our terminating our brokerage business in July 2000.

                  Total expense increased $393,438, or 126.7%, in the fiscal year ended September 30, 2000 from $310,505 in the same period of 1999 due to an increase in employee compensation, interest expense, mutual fund distribution fees and amortization and depreciation. As a percent of total revenue, total expense increased to 106.1% in the fiscal year ended September 30, 2000 compared to 98.6% in the prior comparable period largely due to the acquisition costs incurred in connection with acquisition of the management contracts.

                  Compensation and benefits expense increased by $133,384, or 71.2%, to $320,693 for the fiscal year ended September 30, 2000 from $187,309 in the prior comparable period due primarily to the addition of two new employees. As a percentage of total revenues, compensation and benefits expense decreased to 48.3% in the fiscal year ended September 30, 2000 compared to 59.5% in the prior comparable period.

                  General and administrative expense increased by $69,834, or 67.9%, to $172,722 in the fiscal year ended September 30, 2000 from $102,888 in the fiscal year ended September 30, 1999 due to total managed assets and an increase in overall business. As a percentage of total revenue, general and administrative expense decreased to 26.0% in the fiscal year ended September 30, 2000 from 32.7% in the prior comparable period.

                  Mutual fund distribution expenses increased from $0 in fiscal 1999 to $47,506 in fiscal 2000 due to assumption of management responsibilities with respect to the Cornerstone Funds in July 2000. Commissions and floor brokerage expense (including commissions to our clearing broker) decreased by 24.1% from 16,267 to $12,354 despite the higher amount of assets under management, due to the fact that we withdrew our registration as a broker/dealer with the NASD, Inc. in July 2000 to focus our attention solely on the management of mutual funds.

                  Amortization and depreciation increased by 1,858.9% from $4,041 in fiscal 1999 to $79,158 in fiscal 2000 as a result of amortizing the investment advisory agreements for the Hennessy Cornerstone funds. Interest expense increased from $0 in fiscal 1999 to $71,510 in fiscal 2000 as a result of borrowings incurred to finance the license payments for the automated investment trading strategies from Netfolio.

                  Interest expense was $71,510 for the year ended September 30, 2000. During that period the average amount borrowed was $751,327 and the average interest rate paid was 9.3%. We did not incur any interest expense for the year ended September 30, 1999.

                  Our income tax expense of $800 in the fiscal year ended September 30, 2000, remained unchanged from the prior comparable period and represents California state franchise taxes. We incurred no income tax expense during fiscal 2000 or 1999 due to the utilization of tax loss carry forward from prior years.

                  We incurred a net loss of ($41,376) in the fiscal year ended September 30, 2000 compared to net income of $3,597 in the prior comparable period as a result of the factors discussed above.

Liquidity and Capital Resources

                  Historically, we have financed our operations through capital contributions from our principal shareholders. The cost we incurred for the automated licensed strategy from Netfolio was financed by Netfolio and a loan from Firstar Bank. Our liquid assets consist primarily of cash and marketable securities. We have sufficient cash flow from operations to meet our current obligations.

                  Our outstanding bank debt as of September 30, 2000 and March 31, 2001 was $2,310,897 and $2,096,925, respectively. We will use the net proceeds from this offering to repay all of this debt. As of March 31, 2001, the debt incurred with Firstar Bank in connection with prior payments to Netfolio had an outstanding balance of $2,096,965 and matures on April 10, 2005. This loan accrues interest at the Firstar Bank prime rate.

                  We also expect to use the net proceeds of the offering to pay amounts owed in connection with our 2000 licensing agreement with Netfolio, Inc. (formerly O'Shaughnessy Capital Management, Inc.) for the use of the names of and investment strategies applied to Hennessy Cornerstone Value Fund and the Hennessy Cornerstone Growth Fund. As of March 31, 2001 amounts owed to Netfolio were $1,849,709. We will issue a subordinated promissory note to Netfolio dated as of June 30, 2001 for this amount. The note will be payable in 60 equal monthly installments, together with interest at Firstar Bank's prime rate and will be subordinated to our debt to Firstar Bank. If we cannot make a payment to Netfolio on its subordinated note because of the Firstar subordination provisions, interest on the subordinated note will accrue at 18% per annum.

                  If we sell only the minimum-offering amount, the net proceeds will be applied to repay in full the note to Firstar Bank due April 10, 2005 and, upon board approval, to repay a portion of the amounts owed Netfolio due June 30, 2006. If we sell the maximum offering amount, we may repay the Netfolio debt in its entirety, if approved by our board of directors.

                                    BUSINESS

The Company

                  We provide investment advisory services to four no-load mutual funds and high net worth investors primarily located in the United States. We generally manage assets on a discretionary basis and invest primarily though formula based investment strategies. As of March 31, 2001 we had approximately $208 million in total assets under management, of which approximately $188 million was managed on behalf of the mutual funds.

Business Overview

                  Hennessy Advisors was founded in 1989 as a California corporation under the name Edward J. Hennessy, Inc. acting as a NASD broker-dealer serving mainly individual investors. In 1996, we became an investment adviser to mutual funds, building our assets under management through Hennessy Balanced Fund and Hennessy Leveraged Dogs Fund, two no-load mutual funds which we founded as The Hennessy Funds, Inc. Since their inception, we have managed a portion of these funds utilizing the "Dogs of the Dow" investment strategy, periodically purchasing the 10 highest yielding Dow Jones stocks in approximately equal dollar amounts and holding those stocks for one year.

                  On June 30, 2000, we entered into an agreement with Netfolio, Inc. (formerly O'Shaughnessy Capital Management, Inc.) to obtain the right to use the names of and investment strategies applied to the Hennessy Cornerstone Value Fund and Hennessy Cornerstone Growth Fund, two no-load open-end mutual funds with approximately $197 million in assets under management. At that time, shareholders of these funds approved Hennessy Advisors as the funds' manager. Each of these funds is a series of Hennessy Mutual Funds, Inc. and maintains a 50-stock portfolio selected using formula-based strategies that we acquired from Netfolio.

                  Our fund shares are primarily sold through mutual fund supermarkets. Currently, our principal supermarkets are Schwab One Source and Fidelity.

                  Hennessy Balanced Fund and Hennessy Leveraged Dogs Fund are respectively managed by Hennessy Management Co., L.P. and Hennessy Management Co. 2, L.P., each of which is a California limited partnership. Hennessy Advisors is the general partner of each limited partnership and as general partner performs all advisory functions on behalf of the partnerships for the funds. The limited partners of these limited partnerships have agreed to merge the partnerships into Hennessy Advisors, subject to the closing of the minimum offering. Limited partners will receive 93,240 shares of common stock in exchange for their partnership interests in the merger. Our revenues will not increase materially as a result of the merger.

Summary of Investment Products and Strategies

                  Hennessy Balanced Fund (HBFBX)

                  This Fund seeks capital appreciation and current income. Approximately half of its portfolio is invested in U.S. Treasury bills, having a maturity of approximately one year, and the other half of the portfolio is invested in the ten highest yielding common stocks in the Dow Jones Industrial Average, known as the "Dogs of the Dow" stocks.

                  Hennessy Leveraged Dogs Fund (HDOGX)

                  This Fund seeks a combination of capital appreciation and current income that in the long run exceeds that of the Dow Jones Industrial Average. This is achieved through the use of leverage (borrowed money) so that up to 75% of its return is based on the performance of the ten stocks with the highest dividend yield in the Dow Jones Industrial Average, known as the "Dogs of the Dow" stocks. The other 25% is based on the return of U.S. Treasury bills maturing in a year or less.

                  Hennessy Cornerstone Value Fund (HFCVX)

                  This Fund seeks total return, consisting of capital appreciation and current income. This Fund consists of a 50 stock portfolio of market leading stocks (those with the highest sales, gross cash, shares outstanding and market values) with the highest dividend yields. The goal of this strategy is to produce a slightly higher rate of return versus the overall market, while virtually taking the same level of risk.

                  Hennessy Cornerstone Growth Fund (HFCGX)

                  This Fund seeks the long-term growth of capital. This Fund consists of a 50 stock portfolio of stocks with higher annual earnings than in the previous year, low price-to-sales ratios and strong relative price performance. The goal of this strategy is to produce a higher rate of return versus the overall market, while taking on more risk.

Business Strategy:

                  We intend to leverage our asset management strengths in order to increase our assets under management and profitability through the following key elements:

                  * Attract investors through our investment style of disciplined and quantitative analysis.

                  * Expand our distribution network to additional mutual fund supermarkets.

                  * Expand our current base of registered investment advisors (RIA's) that utilize no-load funds for their clients by hiring 2 to 4 experienced individuals who meet with, explain and sell funds to RIA's and broker/dealers for use in their clients' portfolios.

                  * Participate in the platforms of national full service firms that permit their registered representatives to utilize no-load funds for their clients in a wrap fee account.

                  * Pursue acquisitions. We believe that we will be in a better position after the offering to pursue acquisitions. We have no plans, arrangements or understandings relating to any specific acquisitions at this time.

                  *     Introduce new funds in the future.

Description of our Business

                  Our revenues are largely based on the level of assets under management in our mutual funds. Growth in revenues generally depends on good investment performance which increases assets under management by:

                  * increasing the value of existing assets under management,

                  * contributing to higher investment and lower redemption rates, and

                  * attracting additional investors while maintaining current fee levels.


                  Growth in assets under management is also dependent on accessing various distribution channels, which is based on several factors, including performance and service. Fluctuations in financial markets also have a substantial effect on assets under management and the results of our operations. Advisory fees from the mutual funds are computed daily. These revenues vary depending upon the level of sales compared with redemptions, financial market conditions and the fee structure for assets under management. Shareholders of our mutual funds other than the Cornerstone Funds are allowed to exchange shares among the funds at no additional cost as economic conditions, market conditions and investor needs change. Shareholders of the Cornerstone Funds must pay a 1.5% exchange fee if they have not owned the fund shares for 90 days when they make an exchange.

                  Our marketing efforts for the mutual funds are currently focused on increasing the distribution and sales of our existing funds. We believe that our marketing efforts for the mutual funds will continue to generate additional revenues from investment advisory fees. Initially, we distributed our mutual funds by using a variety of direct response marketing techniques, including telemarketing and articles published in business periodicals, and as a result we maintain direct relationships with a majority of our mutual fund customers. Beginning in late 1996, our mutual funds were offered through no transaction fee programs (NTF programs). A no transaction fee program means that the mutual fund customer does not pay a transaction fee. Rather, the fees are paid by the mutual fund itself or its investment advisor or distributor. NTF programs have become an increasingly important source of asset growth. Of the $188 million of assets under management in the mutual funds as of March 31, 2001, approximately 43.3% were generated from NTF programs. NTF programs typically charge 25 to 35 basis points.

                  We provide investment advisory and management services pursuant to an investment management agreement with each mutual fund. While the specific terms of the investment management agreements vary to some degree, the basic terms of the investment management agreements are similar. The investment management agreements generally provide that we are responsible for overall investment and management services, subject to the oversight of each mutual fund's board of directors and in accordance with each mutual fund's fundamental investment objectives and policies. Our investment management agreements may continue in effect from year to year only if specifically approved at least annually by the mutual funds' board of directors.

                  Currently, Hennessy Advisors participates in two soft dollar arrangements in which we receive research reports and real time electronic research in order to assist us in trading and managing our mutual funds. The value of the research received is approximately $60,000 per annum.

Employees

                  As of March 31, 2001, we had 8 employees, 6 of whom were full-time employees.

Properties

                  As of March 31, 2001, we leased for use in our business property located at 750 Grant Avenue, Suite 100, Novato, California 94945. Our lease expires on December 31, 2004, and contains two 2-year extension options.

Regulation

                  Virtually all aspects of our business are subject to federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Agencies that regulate investment advisers have broad administrative powers, including the power to limit, restrict or prohibit an adviser from carrying on its business in the event that it fails to comply with applicable laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. We believe that we are in substantial compliance with all material laws and regulations.

                  Our business is subject to regulation at both the federal and state level by the SEC and other regulatory bodies. We are registered with the SEC under the Investment Advisers Act, and the mutual funds are registered with the SEC under the Investment Company Act.

                  We are regulated by and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers

Act, ranging from censure to termination of an investment adviser's registration. Our failure to comply with the SEC requirements could have a material adverse effect on us. We believe we are in substantial compliance with the requirements of the SEC.

                  We primarily derive our revenues from investment advisory services. Under the Investment Advisers Act, our investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the mutual funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in Hennessy Advisors. Neither this offering nor the merger of the limited partnerships into Hennessy Advisors will constitute an assignment for these purposes.

Competition

                  Our investment advisory business competes with a number of larger, more established investment advisors and securities firms. Competition is influenced by various factors, including product offering, quality of service and price. All aspects of our advisory business are competitive, including competition for assets to manage. The investment advisory industry is characterized by relatively low cost of entry and the formation of new investment advisory entities which may compete directly with us. Large national firms, often with more personnel, have much greater marketing, financial, technical, research, and other capabilities. These firms offer a broader range of financial services than we do and compete not only with us and among themselves but also with commercial banks, insurance companies and others for retail and institutional clients. The investment funds we manage are similarly subject to competition from nationally and regionally distributed funds offering equivalent financial products with returns equal to or greater than those we offer. A large number of investment products including closed-end companies and mutual funds, are sold to the public by investment management firms, broker/dealers, insurance companies and banks in competition with the investment products we offer. Many of our competitors apply substantial resources to advertising and marketing their investment products which may adversely affect our ability to attract new assets or our mutual funds. We expect that there will be increasing pressures among investment advisors to obtain and hold market share.

Legal Matters

                  We are not a party to any litigation. From time to time, we could be a defendant in various lawsuits incidental to our business.

                                   MANAGEMENT

Executive Officers and Directors

                  Our executive officers and directors as of the date of this prospectus are as follows:

Name                             Age     Position
----                             ---     ---------

Neil J. Hennessy                 45      President, Chief Executive Officer and
                                         Chairman
Teresa M. Nilsen                 35      Executive Vice President, Secretary and
                                         Director
Daniel B. Steadman               45      Executive Vice President and Director
Daniel G. Libarle                60      Director
Henry Hansel                     53      Director
Thomas L. Seavey                 54      Director
Rodger Offenbach                 50      Director
Brian A. Hennessy                48      Director

                  Neil J. Hennessy has served as director and president of Hennessy Advisors, Inc. since 1989, as president and investment manager of The Hennessy Funds, Inc. since 1996 and as director and president of Hennessy Mutual Funds, Inc. since 2000. He is the portfolio manager to four no-load mutual funds. Mr. Hennessy started his financial career over 22 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. Mr. Hennessy has served as an expert witness to the securities industry since 1989, and has heard approximately four hundred and fifty cases to date in which he has prepared, reviewed, consulted, and evaluated securities sensitive issues. Mr. Hennessy served as the co-chairman of the National Association of Securities Dealer Business Conduct Committee District 1 from 1987 to 1989 and Chairman in 1994.

                  Teresa M. Nilsen has served as director, executive vice president and secretary of Hennessy Advisors, Inc. since 1989, as executive vice president and secretary of The Hennessy Funds, Inc. since 1996 and as executive vice president and secretary of Hennessy Mutual Funds, Inc. since 2000. Ms. Nilsen has worked in the securities industry for over 14 years. Ms. Nilsen graduated with a bachelor's degree in economics from the University of California, Davis, in 1987.

                  Daniel B. Steadman has served as director and executive vice president of Hennessy Advisors, Inc. since 2000, as executive vice president of The Hennessy Funds, Inc. since 2000 and as executive vice president of Hennessy Mutual Funds, Inc. since 2000. Mr. Steadman has been in the financial services industry for over 25 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president and an organizing officer of Novato National Bank from 1984 through 1995, assistant vice president and manager of Bank of Marin from 1980 through 1984, and banking services officer of Wells Fargo Bank from 1974 through 1980.

                  Brian A. Hennessy has served as director of Hennessy Advisors, Inc. since 1989, as director of The Hennessy Funds, Inc. since 1996, and as director of Hennessy Mutual Funds, Inc. since 2000. Dr. Hennessy has been a self-employed dentist for more than twenty years. Dr. Hennessy is the brother of our chairman, Neil J. Hennessy. Dr. Hennessy attended the University of San Francisco where he earned a B.S. in Biology in 1975. Dr. Hennessy received his D.D.S. from the University of the Pacific in 1980.

                  Rodger Offenbach has served as a director of Hennessy Advisors, Inc. since 2001 and a director of The Hennessy Funds, Inc. since 1996. Mr. Offenbach attended California State University, Chico where he received a B.S. in Business Administration in 1972. Mr. Offenbach has been the owner of Ray's Catering and Marin-Sonoma Picnics since 1973.

                  Daniel G. Libarle has been a director of Hennessy Advisors, Inc. since 2001. Mr. Libarle attended the University of Oregon and San Jose State University, where he graduated in 1963 with a B.A. in economics. Mr. Libarle is the owner and president of Lace House Linen, Inc. and is a founding director and chairman of the board of Bank of Petaluma. Mr. Libarle is currently a director of Greater Bay Bancorp and serves on the bank's audit committee.

                  Thomas L. Seavey has served as a director of Hennessy Advisors, Inc. since 2001. Mr. Seavey graduated from Western Michigan University with a B.A. in English and History in 1969. For the majority of Mr. Seavey's business career, he has been involved in the sales and marketing of athletic and leisure products, as well as marketing professional athletes. Mr. Seavey spent 12 years at Nike as head agent for sales in the Midwest, as well as California, and spent three years at International Management Group as the Vice President of Products. While employed at Nike, Mr. Seavey formed a family business selling sport and leisure product in 1980, and formally took over the management of that company in 1993, selling half the interest in it in 1998.
Mr. Seavey is currently managing Continental Sports Group (formerly Seavey
Corp.)

         Henry Hansel has served as a director of Hennessy Advisors, Inc. since 2001. Mr. Hansel attended the University of Santa Clara where he graduated in 1970 with a B.S. in economics. He is president and proprietor of Hansel Dealer Group, which includes 7 automobile dealerships. Mr. Hansel is a founding director of the Bank of Petaluma.

Key Employees

                  We have other key employees, as follows:

                  Frank Ingarra, age 29, is currently head trader and director of marketing of Hennessy Advisors, Inc., and has been employed in that capacity since 2000. Prior to joining Hennessy, Mr. Ingarra was the vice president and head trader at O'Shaughnessy Funds in charge of all trading and back-office operations with respect to approximately $900 million in assets from 1998 to 2000. Prior to that, he worked in the direct marketing industry for Publishers Clearing House from 1996 to 1998 where he was responsible for managing all aspects of their Targeted Marketing Program. Mr. Ingarra holds a Bachelor of Mechanical Engineering degree from Villanova University and a Masters of Business Administration degree in Finance from Hofstra University.

                  Jeffrey Colella, age 31, is currently vice president of Hennessy Funds, Inc., and has been employed by Hennessy Advisors, Inc., in various capacities essential to our mutual fund business since 1996, including operations, sales support and direct sales.

                  Ana Miner, age 43, has been vice president-operations of The Hennessy Funds, Inc., and has been employed by Hennessy Advisors, Inc. since 1998. From 1990 to 1998, Merrill Lynch Capital Markets employed Ms. Miner as an institutional sales assistant. Ms. Miner has over twenty years of experience in the securities industry, beginning her career in 1980.

Board Composition

                  We currently have eight directors. Our directors serve for one year terms.

Board Committees

                  The audit committee reviews our audited financial statements and accounting procedures and recommends the employment of, and approves the fee arrangements with, independent auditors for both audit functions and for advisory and other consulting services. The audit committee consists of Daniel
G. Libarle, Henry Hansel and Thomas L. Seavey.

                  The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefits and stock purchase plans, and makes recommendations to our board of directors regarding grants of stock options and any other incentive compensation arrangements. The compensation committee consists of Rodger Offenbach, Thomas L. Seavey and Daniel G. Libarle.

Directors' Compensation

                  Directors of the company who are also employees receive no additional compensation for their services as a director. Non-employee directors do not currently receive fees for their services as directors, although it is anticipated that non-employee directors will receive fees in the future. Such fees may be in the form of cash, stock or stock options, or a combination of the foregoing. The company will reimburse all directors of the company for travel expenses incurred in attending meetings of the board of directors and its committees.

Executive Compensation

                  The following table summarizes the compensation we paid or accrued for services rendered for the year ended September 30, 2000, to our chief executive officer in 2000. No executive officer received compensation in excess of $100,000 in 2000.

                                                         Annual Compensation
                                    ------------------------------------------------------------
                                                                                  All Other
                                                                                   Annual           Long-term
Name and Principal Position             Year         Salary         Bonus        Compensation       Compensation
---------------------------             ----         ------         -----        ------------       ------------

Neil J. Hennessy, Chief                 2000      $ 15,000(1)        $ 0          $ 7,090(2)            $ 0
  Executive Officer..............

(1) The amounts shown exclude expert witness fees of $228,430 paid by clients directly to Mr. Hennessy. Of that amount, Mr. Hennessy paid Hennessy Advisors $119,238 for office support and related services during the fiscal year ended September 30, 2000.
(2)      Includes auto allowance of $4,030 and health club membership of $3,040.

Employment Agreements

                  Neil J. Hennessy has entered into an employment agreement relating to his service as our chairman of the board and chief executive officer and as chief investment officer and portfolio manager for our mutual funds, effective at the completion of this offering. Under the employment agreement, Mr. Hennessy will be responsible for managing or overseeing the management of our mutual funds, attracting mutual fund accounts, attracting or managing accounts for high net worth individuals or retirement accounts or otherwise generating revenues. Mr. Hennessy will receive an annual salary of $180,000 plus a car, insurance, and any other benefit that other employees receive. In addition to his base compensation, Mr. Hennessy will receive an incentive-based management fee in the amount of 10% of our pre-tax profit, if any, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America. The term of the employment agreement extends through the year 2006. The agreement can only be modified with the consent of our board of directors.

Employee Benefit Plans

                  On May 2, 2001 we established an incentive plan providing for the issuance of options, stock appreciation rights, restricted stock, performance awards and stock loans for the purpose of attracting and retaining executive officers and other key employees. The maximum number of shares which may be issued under the plan is 25% of the outstanding common stock. Based on shares outstanding as of March 31, 2001 of 960,680 and the maximum number of shares outstanding after the offering of 1,953,920, the maximum number of shares which could be offered under the plan would be 240,170 and 488,480, respectively. The compensation committee of the board of directors will have the authority to determine the terms of awards granted under the plan, including, among other things, the individuals who receive awards, the times when they receive them, vesting schedules, performance goals triggering the exercisability of options or the payment of performance awards, whether an option is an incentive or non-qualified option and the number of shares to be subject to each award. However, no participant may receive options or stock appreciation rights under the plan for an aggregate of more than 50,000 shares in any calendar year. The exercise price and term of each option or stock appreciation right will be fixed by the compensation committee, except that the exercise price for each stock option which is intended to qualify as an incentive stock option must be at least equal to the fair market value of the stock on the date of grant and the term of the option cannot exceed 10 years. In the case of an incentive stock option granted to a 10% shareholder, the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within ten years from the date of adoption of the plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the compensation committee, elect to pay for the shares to be received upon exercise of his options in cash or shares of common stock or any combination thereof.

                  Options to purchase an aggregate of 87,500 shares of common stock are to be awarded to our employees, executive officers and directors when we sell the minimum offering amount. The options will have an exercise price equal to $10.00, have a term of ten years and will vest immediately.

                  All our employees are eligible to participate in our 401(k) program after they reach the age of 21 and work 1,000 hours of service during each 12-month eligibility. Matching employer contributions for the plan year are discretionary each plan year. Employer account vesting is 20% after two years of service then 20% each year thereafter until fully vested at 100% (after 6 years of employment). Family health care insurance is available for all employees who work a minimum of 30 hours per week. Hennessy Advisors pays the premium.

                              CERTAIN TRANSACTIONS

                  Neil J. Hennessy, the president and chief executive officer of Hennessy Advisors, provides expert witness services relating to securities sensitive issues. Prior to July 2000, clients paid Mr. Hennessy directly for these services and he reimbursed Hennessy Advisors for support and related services. During the fiscal year ended September 30, 2000, Mr. Hennessy received $228,430 in expert witness fees and paid Hennessy Advisors $119,238 for support and related services. Since July 2000, expert witness fees are paid directly to Hennessy Advisors.

                  There have been no other transactions since October 1, 1999 of more than $60,000 between Hennessy Advisors and any 5% or more shareholder, director or executive officer of the company.

                             PRINCIPAL STOCKHOLDERS

                  The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2001. We have listed each person that beneficially owns more than five percent of the outstanding common stock; each of our directors and named executive officers; and all directors and executive officers as a group.

                  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address for each principal stockholder is 750 Grant Avenue, Suite 100, Novato, California 94945.

                  The percentage of beneficial ownership before this offering is based on 1,053,920 shares outstanding as of March 31, 2001, including 93,240 shares issuable in the mergers of our limited partnerships. The percentage of beneficial ownership after this offering is based on an assumed 1,953,920 shares outstanding after this offering. For this purpose, the number of shares deemed outstanding after this offering includes all shares deemed to be outstanding before the offering, the maximum shares being sold in this offering (900,000, assuming our selling shareholder elects to sell the maximum shares possible).

                                                                           Percent of Common Stock
                                                                      -----------------------------------
                                               Number of Shares           Before             After
                                                of Common Stock        Offering(1)         Offering
                                            ------------------------  -----------------------------------

Executive Officers and Directors

Neil J. Hennessy(1).....................            711,680               67.52%           31.31%(2)
Teresa M. Nilsen........................             20,000                1.89%            1.02%
Brian A. Hennessy(1)....................             55,000                5.22%            2.81%
Daniel B. Steadman......................                  0                0.00%            0.00%
Tom Seavey..............................                  0                0.00%            0.00%
Henry Hansel............................                  0                0.00%            0.00%
Rodger Offenbach........................              8,870                *                *
Daniel G. Libarle.......................              2,000                *                *

All executive officers
and directors as a
group (8 persons).......................            797,550               75.71%           35.75%


Five Percent Stockholders

Helen Hennessy(1).......................             55,000                5.22%            2.81%

------------------------------------------
*        Less than 1%

(1) The address for Neil J. Hennessy, Brian A. Hennessy and Helen Hennessy is 750 Grant Avenue, Suite 100, Novato, California 94945.
(2)      Assumes the sale by Mr. Hennessy of 100,000 shares in this offering.

                          DESCRIPTION OF CAPITAL STOCK

General

                  Upon the closing of this offering, our authorized capital stock will consists of 15 million shares of common stock, no par value per share, and 5 million shares of preferred stock, no par value per share.

Common Stock

                  As of March 31, 2001, there were 760,680 shares of common stock outstanding that were held of record by two stockholders. Based upon the number of shares outstanding as of March 31, 2001, and giving effect to 200,000 shares issued upon conversion of our convertible preferred stock which occurred in June 2001, the 93,240 shares issuable to limited partners in the merger of our limited partnerships and the issuance of 900,000 shares of common stock in this offering, there will be 1,953,920 shares of common stock outstanding upon completion of this offering.

                  Holders of common stock are entitled to one vote for each share on all matters to be voted upon by the stockholders and have cumulative voting rights. Our bylaws provide that if we are listed on the Nasdaq stock market or a national securities exchange, holders of common stock will no longer have cumulative voting rights. Subject to preferences to which holders of any preferred stock issued after the sale of the common stock in this offering may be entitled, holders of common stock are entitled to receive ratably any dividends, declared from time to time by our board of directors out of legally available funds. Please see "Dividend Policy."

                  In the event of a liquidation, dissolution, or winding up of Hennessy, holders of common stock would be entitled to share in Hennessy's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

                  The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series not to exceed an aggregate of 5 million shares. The board of directors may determine or alter the preferences, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Hennessy. At March 31, 2001, there were 1,600 shares of adjustable rate preferred stock outstanding, which will be redeemed out of the proceeds of the offering and 200,000 shares of convertible preferred stock which were converted to common stock in June 2001. We have no plans to issue any additional shares of preferred stock.

Limitation of Liability and Indemnification

                  Section 317 of the California Corporations Code provides that a corporation may indemnify a corporate "agent" (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Section 317 also authorizes indemnification of a corporate agent against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the board of directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

                  We intend to enter into agreements to indemnify our directors and executive officers. We may also secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity.

                  At present, there is no pending litigation or proceeding involving a director or officer of Hennessy in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent

                  The transfer agent and registrar for our common stock is Firstar Bank, N.A. The transfer agent's address is 425 Walnut Street, 6th Floor, Cincinnati, Ohio 45202 and its telephone number is (513) 632-5578.

                         SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

                  Before this offering there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

                  Upon completion of this offering, we will have outstanding an aggregate of 1,953,920 shares of common stock, assuming the issuance of 900,000 shares of common stock in this offering. Of these shares, the 900,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by existing "affiliates" of Hennessy. Our affiliates are people or entities that directly or indirectly control our company, are controlled by our company, or are under common control of our company. Sales by our affiliates would be subject to the restrictions described below.

                  The remaining 1,053,520 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these, (1) 93,240 shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available, and (2) the remaining 960,280 shares are owned by affiliates and must also be sold in compliance with Rule 144 other than Rule 144's one-year holding period, which has already been satisfied.

Rule 144

                  Rule 144 is one of the exemptions referred to above. Generally, Rule 144 as currently in effect permits a shareholder (including an affiliate) who has beneficially owned restricted shares for a least one year to sell, beginning three months after the date of this prospectus, within any three-month period shares which do not exceed the greater of:

1% of the outstanding shares of common stock of the company (1% will equal approximately 19,539 shares immediately after this offering); or

the average weekly trading volume in the common stock during the four calendar weeks preceding the sale.

                  Shares properly sold in reliance on Rule 144 must be sold through "broker's transactions" or to market makers, and there must be current public information about the company available. Shares sold under Rule 144 to persons who are not affiliates become freely tradable without restriction or registration under the securities laws. The restrictions of Rule 144 do not apply to a person who has beneficially owned their shares for at least two years (including "tacked on" holding periods) and who is not an affiliate of the company. Therefore, unless otherwise restricted by contract, "144(k) shares" may be sold immediately upon the completion of this offering.

Stock Options

                  Following this offering, we intend to file a registration statement covering approximately 488,480 shares of common stock issuable upon the exercise of stock options which may be granted under our stock option plan. Accordingly, once options are issued under the plan, shares to be registered in this manner will be available for sale in the open market, except to the extent the shares are subject to vesting restrictions. No stock options are currently outstanding under the plan. Affiliates will still be required to comply with Rule 144.

                              PLAN OF DISTRIBUTION

                  We are offering up to a maximum of 1,000,000 shares and a minimum of 450,000 shares at $10.00 per share. The minimum investment requirement is $1,000 and the maximum per investor is $300,000. The offering will terminate on the earlier to occur of: the date selected by Hennessy; the date of the sale of the maximum offering amount; or, if the minimum offering amount is not sold, 90 days after the date of this prospectus, unless we extend the offering for one or more periods not to exceed an additional 90 days in the aggregate. All proceeds from subscriptions will be deposited promptly into an escrow account with WestAmerica Bank serving as escrow agent. If the minimum offering amount is not sold by the termination of the offering, all funds will be returned promptly to investors without deduction or interest. During the offering period, before the minimum offering amount is sold, investors who purchase shares will not be entitled to a refund of their payments. If the minimum offering amount is sold before the termination of the offering, a closing will be held at our offices as to the minimum. At such closing, the funds held in the escrow account will be released and the investors will become stockholders of Hennessy. Because our selling shareholder may elect to sell up to 10% of the shares we sell in any offering, we may only sell 405,000 shares at our closing of the minimum offering and 900,000 shares in the aggregate.

                  Prior to this offering, there has been no public market for the common stock. There can be no assurance that the common stock will be quoted in the over-the-counter market. The offering is not conditioned upon a quotation of our stock in the over-the-counter market.

                  We plan to sell the shares of this offering through our own officers, directors and employees; in other words, we will be acting as our own selling agent for the offering. This is called a self-underwritten offering. No broker or dealer has been retained or is under any obligation to buy or sell any shares. Our officers and directors cannot be paid any commissions or special fees for the shares they sell. Our officers and directors will contact prospective investors through direct, personal meetings and telephone calls to people they know. All such meetings and other contacts will include an invitation to receive a copy of this prospectus. We will not accept any subscription unless the subscriber has already received a prospectus. Depending on state laws, we may not be permitted to sell shares in all states.

                  After the Securities and Exchange Commission grants our registration statement an effective date, we may find an underwriter for this offering. If one is found, we will file a post-effective amendment to the registration statement of which this prospectus is a part. Such an amendment would include the necessary information about the underwriter, what the underwriter will do, and what it will charge as far as commissions and other fees. If an amendment of this kind is filed, we will suspend the offering until the Securities and Exchange Commission has given its permission to proceed under the new underwriting arrangement.

                  To subscribe for shares, you must complete, sign, date, and deliver to us a subscription agreement that includes the purchase price in check or money order payable to "Hennessy Advisors, Inc." A copy of the subscription agreement is provided with this prospectus. We reserve the right to reject any subscription in its entirety, or to allocate shares among subscribers if the offering is subscribed above the maximum offering amount. If any subscription is rejected, the funds included for that subscription will be returned to the subscriber without interest or deduction. We might reject a subscription in its entirety for one or more reasons, including:

                  * A subscriber is a resident of a state in which this offering has not been registered,

                  * We determine that a subscription - either on its own or in conjunction with subscriptions from related investors
                        - constitutes an acquisition of a controlling interest that has not been executed in the manner prescribed by applicable securities laws; or

                  * We deem that the investment is not suitable for the investor, or that the manner in which the investor was solicited was in some way inappropriate.

The above reasons are not the only ones we might have for rejecting a subscription in its entirety, but they are the ones we believe most likely to occur.

                                  LEGAL MATTERS

                  The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner, Jacksonville, Florida.

                                     EXPERTS

                  The financial statements of Hennessy Advisors, Inc. as of September 30, 2000, and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  The financial statements of Hennessy Advisors, Inc. for the year ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of Bregante & Co., LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             CHANGES IN ACCOUNTANTS

                  In June 2001, in preparation for our initial public offering, we engaged KPMG LLP as our auditors. The board of directors approved the engagement because of KPMG LLP's extensive experience in auditing public companies. Prior to the engagement of KPMG LLP, our financial statements were audited by Bregante & Co., LLP. Bregante & Co., LLP's report on our financial statements for the year ended September 30, 1999 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. We did not have any disagreements with Bregante & Co., resolved or not, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to its satisfaction, would have caused it to make reference to the subject matter of the disagreement in its report.

                             ADDITIONAL INFORMATION

                  We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) under the Securities Act of 1933, relating to the common stock we are offering. This prospectus does not contain all the information that is in the registration statement. Portions of the registration statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. For further information regarding our company and our common stock, please see the registration statement and its exhibits and schedules. You may examine the registration statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission as Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the registration statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, regarding registrants, such as Hennessy, that file electronically with the Commission. In addition, the registration statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov.

                  We intend to furnish our shareholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                                     ANNEX A

                             Subscription Agreement

                             HENNESSY ADVISORS, INC.

Hennessy Advisors, Inc.
750 Grant Avenue, Suite 100
Novato, CA 94945

Gentlemen:

                  The undersigned, by signing the signature page attached hereto, hereby tenders this subscription to Hennessy Advisors, Inc., a California corporation (the "Company"), and applies for the purchase of shares of the Company's common stock (the "Shares") shown on the signature page, at a total price set forth on the signature page, on the terms and conditions set forth herein. The undersigned has read the Company's prospectus dated _______________, 2001, together with any supplements, including the risk factors described therein.

                  1. No Interest on Subscription Funds. The undersigned understands that the undersigned's subscription funds will be deposited in a non-interest bearing account to be held in escrow for the benefit of investors pending (i) receipt by the Company of subscriptions for at least 450,000 shares of common stock, including 45,000 shares which may be sold by a selling shareholder (the "Minimum Offering"), at which time the undersigned's subscription funds will automatically be delivered to the Company. The under-signed understands that if this event has not occurred by December 31 (or 90 days thereafter, if the Company exercises its right to extend the termination date of the offering), the offering of Shares will be canceled and the Company will refund all of the undersigned's subscription funds, without interest. The undersigned further understands that once the Minimum Offering has been completed, subscription funds will be paid directly to the Company and will not be placed in escrow.

                  2. Representative Capacity. If the undersigned is a fiduciary, corporation, partnership or other business entity, the undersigned represents and warrants that it has full power and authority to make the representations herein, to enter into this Subscription Agreement and to purchase the Shares, and the person signing on behalf of the undersigned in a representative capacity is duly authorized to do so.

                  3. Revocation of Subscription. The undersigned acknowledges and agrees that the undersigned is not entitled to cancel, terminate or revoke this subscription, or any agreements of the undersigned hereunder. The undersigned acknowledges and agrees that the subscription and the agreements hereunder shall survive changes in the transactions, documents, and instruments previously reviewed by the undersigned which in the aggregate are not material; provided, however, that if the Company shall not accept this subscription, all agreements of the undersigned hereunder shall automatically be canceled, terminated and revoked.

                  4. Agreement Binding. This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, legal representatives, successors and assigns of the undersigned.

                  5. State of Residence. The undersigned represents and warrants that the its true and correct state of residence is listed on the signature page attached hereto.

                  6. Right of Rejection. The undersigned understands that the Company reserves the right to reject this Subscription Agreement for any reason and to return the undersigned's subscription funds without interest.

                             Hennessy Advisors, Inc.

                      Subscription Agreement Signature Page

                  SUBSCRIPTION. The undersigned hereby executes the Subscription Agreement and subscribes for shares of common stock as follows:

   (1)  Number of Shares (minimum 100 shares, maximum 30,000 shares)  __________
   (2)  Amount of check or money order ($10.00 per share)             $_________

   Exact name or names (registration) investor desires on record:

   _____________________________________________________________________________
                             (Please Print or Type)



   Executed this ____ day of _____________, 2001, at _______________, _________.
                                                        (City)         (State)



                                       _________________________________________
                                       Print Name:______________________________

                                       Address:
                                       -------

                                       _________________________________________
                                       _________________________________________
                                       _________________________________________



Accepted this ___ day of ____________, 2001.

HENNESSY ADVISORS, INC.



By:______________________________________________

     Neil J. Hennessy, President, Chief Executive
     Officer and Chairman of the Board

                          Index to Financial Statements



Reports of Independent Public Auditors.................................     F-2

Balance Sheets as of September 30, 2000 and March 31, 2001 (unaudited).     F-4

Statements of Operations for the Years ended September 30, 1999 and
   September 30, 2000 and for the Six Months ended March 31, 2000
   (unaudited) and March 31, 2001 (unaudited)..........................     F-5

Statements of Changes in Stockholders' Equity for the Years Ended
  September 30, 1999 and September 30, 2000 and the Six Months Ended
  March 31, 2001 (unaudited)...........................................     F-6

Statements of Cash Flows for the Years ended September 30, 1999 and September 30, 2000 and for the Six Months ended March 31,
   2000 (unaudited) and March 31, 2001 (unaudited).....................     F-7

Notes to Financial Statements..........................................     F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Hennessy Advisors, Inc.:

We have audited the accompanying balance sheet of Hennessy Advisors, Inc. (the Company) as of September 30, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hennessy Advisors, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.





July 30, 2001

San Francisco, California

                               BREGANTE & CO., LLP


Board of Directors
Edward J. Hennessy, Incorporated

We have audited the accompanying statements of operations, changes in stockholders' equity and cash flows of Edward J. Hennessy, Incorporated for the year ended September 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, changes in stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in statements of operations, changes in stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Edward J. Hennessy, Incorporated's operations, changes in stockholders' equity and cash flows for the year ended September 30, 1999, in conformity with generally accepted accounting principles.



December 6, 1999
San Francisco, California

                             HENNESSY ADVISORS, INC.

                                 Balance Sheets




                               Assets                                               September 30,            March 31,
                                                                                         2000                   2001
                                                                                  -------------------     -----------------
                                                                                                            (unaudited)
Cash                                                                            $          5,650        $           11,186
Investments in marketable securities, at fair value                                        4,031                     4,303
Investments in limited partnerships                                                       11,209                    11,209
Investment advisory fees receivable                                                      127,297                   119,070
Expert witness fees receivable                                                            21,993                    --
Management contracts acquired, net of accumulated amortization of $69,847
   and $209,542 at September 30, 2000 and March 31, 2001, respectively                 4,120,993                 3,981,298
Property and equipment, net of accumulated depreciation of $15,272
   and $22,719 at September 30, 2000 and March 31, 2001, respectively                     57,233                    51,755
Other assets                                                                              23,917                     4,633
                                                                                  -------------------     -----------------

               Total assets                                                     $      4,372,323        $        4,183,454
                                                                                  ===================     =================

                Liabilities and Stockholders' Equity

Accrued liabilities and accounts payable                                        $        165,060        $          116,660
Payable for management contracts acquired                                              1,849,709                 1,849,709
Due to affiliate                                                                          34,518                    25,856
Note payable                                                                           2,310,897                 2,096,925
                                                                                  -------------------     -----------------

               Total liabilities                                                       4,360,184                 4,089,150
                                                                                  -------------------     -----------------

Stockholders' equity:
    Convertible preferred stock, $1 stated value; 300,000 shares
       authorized; 200,000 shares issued and outstanding                                 200,000                   200,000
    Adjustment rate preferred stock, $25 stated value; 25,000 shares
       authorized, 1,600 shares issued and outstanding                                    40,000                    40,000
    Common stock, no par value; 10,000,000 shares authorized;
       760,680 shares issued and outstanding                                             287,840                   287,840
    Additional paid-in capital                                                            24,008                    24,008
    Accumulated deficit                                                                 (539,709)                 (457,544)
                                                                                  -------------------     -----------------

               Total stockholders' equity                                                 12,139                    94,304
                                                                                  -------------------     -----------------

Commitments

               Total liabilities and stockholders' equity                       $      4,372,323        $        4,183,454
                                                                                  ===================     =================


See accompanying notes to financial statements.

                             HENNESSY ADVISORS, INC.

                            Statements of Operations




                                                              Years ended September 30,      Six-Months Ended March 31,
                                                               2000           1999              2001           2000
                                                           -------------  -------------     -------------  -------------
                                                                                            (unaudited)
Income:
    Investment advisory fees                            $   511,786        193,377        $  742,608         86,905
    Expert witness fees                                     138,500         70,253            83,705         54,238
    Commissions                                              10,804         51,272                --          9,214
    Other income                                              2,277             --             1,235          1,275
                                                           -------------  -------------     -------------  -------------

            Total income                                    663,367        314,902           827,548        151,632
                                                           -------------  -------------     -------------  -------------

Expenses:
    Compensation and benefits                               320,693        187,309           314,699        117,030
    General and administrative                              172,722        102,888           106,122         50,630
    Mutual fund distribution expenses                        47,506             --            84,384             --
    Commissions and floor brokerage                          12,354         16,267                --          7,685
    Amortization and depreciation                            79,158          4,041           147,142          4,655
    Interest                                                 71,510             --            92,636            919
                                                           -------------  -------------     -------------  -------------

            Total expenses                                  703,943        310,505           744,983        180,919
                                                           -------------  -------------     -------------  -------------

            Earnings before income tax expense              (40,576)         4,397            82,565        (29,287)

Income tax expense                                              800            800               400            400
                                                           -------------  -------------     -------------  -------------

            Net earnings (loss)                         $   (41,376)         3,597        $   82,165        (29,687)
                                                           =============  =============     =============  =============




Earnings (loss) per share-Basic                         $     (0.05)            --              0.11          (0.04)
                                                           =============  =============     =============  =============

Earnings (loss) per share-Diluted                       $     (0.05)            --              0.09          (0.04)
                                                           =============  =============     =============  =============

See accompanying notes to financial statements.

                             HENNESSY ADVISORS, INC.

                  Statements of Changes in Stockholders' Equity

   Years Ended September 30, 2000 and 1999 and the Six-Months Ended March 31,
                                2001 (unaudited)


                                                    Adjustable
                                                       rate                     Additional                     Total
                                       Preferred     preferred      Common        paid-in      Accumulated  stockholders'
                                         stock         stock         stock        capital       deficit        equity
                                      ------------  ------------  ------------  ------------  ------------  -------------


Balances as of September 30, 1998    $  200,000        40,000       287,840        24,008          (501,930)    49,918

Net earnings for the year ended
   September 30, 1999                        --            --            --            --         3,597          3,597
                                        ------------  ------------  ------------  ------------  ------------  -------------

Balances as of September 30, 1999       200,000        40,000       287,840        24,008          (498,333)    53,515

Net loss for the year ended
   September 30, 2000                        --            --            --            --           (41,376)   (41,376)
                                        ------------  ------------  ------------  ------------  ------------  -------------

Balances as of September 30, 2000    $  200,000        40,000       287,840        24,008          (539,709)    12,139

Net earnings for the six months ended
   March 31, 2001 (unaudited)                --            --            --            --        82,165         82,165
                                        ------------  ------------  ------------  ------------  ------------  -------------

Balances at March 31, 2000           $  200,000        40,000       287,840        24,008          (457,544)    94,304
  (unaudited)                           ============  ============  ============  ============  ============  =============



See accompanying notes to financial statements.

                             HENNESSY ADVISORS, INC.

                            Statements of Cash Flows


                                                             Years Ended September 30,             Six Months Ended March 31,
                                                               2000            1999              2001            2000
                                                           --------------  -------------     -------------   -------------
                                                                                             (unaudited)
Cash flows from operating activities:
    Net earnings (loss)                                    $     (41,376)     3,597            82,165             (29,687)
    Adjustments to reconcile net earnings (loss)
      to net cash provided by operating activities:
        Depreciation and amortization                             79,158      4,041           147,142               4,655
        Unrealized net losses (gains) on marketable
          securities                                                 548       (472)             (152)               (252)
        (Increase) decrease in operating assets
          Investment advisory fees receivable                   (119,770)    (5,014)            8,227               6,307
          Expert witness fees receivable                         (21,993)        --            21,993                  --
          Other assets                                           (11,432)    12,256            19,284              (2,394)
        Decrease (increase) in operating liabilities
          Due to/from affiliate                                   18,182         --             1,338              16,344
          Accrued liabilities and accounts payable               157,039    (13,033)          (48,400)              1,339
                                                           --------------  -------------     -------------   -------------

            Net cash provided by (used in) operating
              activities                                          60,356      1,375           231,597              (3,688)
                                                           --------------  -------------     -------------   -------------

Cash flows from investing activities:
    Management contracts acquired                             (2,341,131)        --                --                  --
    Purchases of property and equipment                          (59,767)    (1,229)           (1,969)            (35,215)
    Purchases of investments                                        (332)    (5,774)             (120)                (25)
    Sales of investments                                              --      3,996                --                  --
                                                           --------------  -------------     -------------   -------------

            Net cash used in investing activities             (2,401,230)    (3,007)           (2,089)            (35,240)
                                                           --------------  -------------     -------------   -------------

Cash flows provided by (used in) financing activities
    Proceeds lent from affiliate                                  36,761         --                --          36,761
    Repayment of amounts due to affiliate                         (5,000)        --           (10,000)             --
    Proceeds from note payable                                 2,310,897         --          (213,972)             --
                                                           --------------  -------------     -------------   -------------

            Net cash provided by (used in)
              financing activities                             2,342,658         --          (223,972)         36,761

Net increase (decrease) in cash and cash equivalents               1,784     (1,632)            5,536          (2,167)

Cash and cash equivalents at beginning of year                     3,866      5,498             5,650           3,866
                                                           --------------  -------------     -------------   -------------

Cash and cash equivalents at end of year                 $         5,650      3,866            11,186           1,699
                                                           ==============  =============     =============   =============

Supplemental disclosures of cash flow information:
  Cash paid during the year:
      Income taxes                                       $           800      1,600                --             400
                                                           ==============  =============     =============   =============

      Interest                                           $        56,556         --            91,298             919
                                                           ==============  =============     =============   =============


See accompanying notes to financial statements.

                             HENNESSY ADVISORS, INC.

                          Notes to Financial Statements

                September 30, 2000 and March 31, 2001 (unaudited)

(1)     Summary of the Organization and Significant Accounting Policies

        (a)       Organization

                  Hennessy Advisors, Inc. (the Company) was founded on February 1, 1989 as a California corporation under the name Edward J. Hennessy Incorporated and operated as a registered broker dealer serving mainly individual investors. In 1990, the Company became a registered investment advisor and on July 28, 2000, the Company ceased its operations as a broker dealer. The Company changed its name to Hennessy Advisors, Inc on April 15, 2001.

                  The operating activities of the Company consist primarily of providing investment management services to four open end mutual funds (the Hennessy Funds). The Company, as general partner of Hennessy Management Co., L.P., serves as the investment advisor to the Hennessy Balanced Fund, and, as general partner of Hennessy Management Co. 2, L.P., serves as investment advisor to the Hennessy Leveraged Dogs Fund. In June 2000, following the acquisition of the rights to use certain patented automated investment trading strategies, the Company also became the advisor to the Hennessy Cornerstone Value Fund and the Hennessy Cornerstone Growth Fund (formerly the O'Shaughnessy Cornerstone Funds).

         (b)      Cash and Cash Equivalents

                  Cash and cash equivalents include all cash balances and highly liquid investments which are readily convertible into cash.

         (c)      Investments in Marketable Securities

                  The Company holds investments in publicly traded mutual funds which are accounted for as trading securities under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, any unrealized gains and losses on the investments are recognized currently in operations.

                  Dividend income is recorded on the ex-dividend date. Purchases and sales of marketable securities are recorded on a trade-date basis, and realized gains and losses recognized on sale are determined on a specific identification/average cost basis.

         (d)      Investments in Limited Partnerships

                  Investments in limited partnerships are carried at cost, as adjusted for the Company's equity in the operations of the partnerships.

         (e)      Management Contracts Acquired

                  The Company was appointed as investment advisor to two mutual funds concurrent with its acquisition of patented automated investment trading strategies from Netfolio, Inc. The acquisition agreement provided for payment by the Company as of the closing date of the transaction of June 30, 2000 in the amount of $2,210,897 with a second payment due June 30, 2001 in the form of a subordinated promissory note in an amount subject to adjustment based on the aggregate net assets of the funds under management as of June 30, 2001, as adjusted for the impact of certain fund share redemptions during the year ended June 30, 2001. The terms of the promissory note call for payments to be made in sixty monthly installments to Netfolio, Inc. commencing June 30, 2001 with interest charged at the prime rate. If payments are not made to Netfolio, Inc. when due because of the Firstar Bank note payable subordination provisions, then interest will be charged at an annual rate of 18%.

                  Management contracts acquired reflect the consideration paid on June 30, 2000, associated costs incurred with the acquisition, and management's estimate of the additional consideration to be remitted on June 30, 2001 in the form of a promissory note. As of September 30, 2000, management had estimated the additional consideration to be $1,849,709. The total acquisition costs capitalized are being amortized on a straight-line basis over a period of 15 years. The Company periodically analyzes the carrying value of management contracts acquired to determine whether any impairment has occurred. Based upon anticipated future income from operations, it is the opinion of Company management that there has been no impairment.

         (f)      Property and Equipment

                  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

         (g)      Fair Value of Financial Instruments

                  All of the Company's financial instruments are carried at fair value or amounts approximating fair value.

         (h)      Expert Witness Fees

                  The Company receives fees for services provided by the Company's president and staff in mediating, reviewing, and consulting on various cases within the securities industry. Such fees are recognized when earned.

         (i)      Commissions

                  Securities transactions and the related revenues and expenses were recorded on a settlement date basis, which did not differ materially from the trade date basis.

         (j)      Income Taxes

                  Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such a charge.

                  A valuation allowance is then established to reduce that deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include taxable income that will result from future operations.

         (k)      Earnings per share

                  Basic earnings (loss) per share is determined by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding, while diluted earnings (loss) per share is determined by dividing the weighted average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.

         (l)      Use of Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

         (m)      Reclassification

                  Certain prior year amounts have been reclassified to conform with current year's presentation.

(2)      Investment Advisory Agreements

         Pursuant to investment management agreements (the Agreements), the Company provides investment advisory services to the Hennessy Funds, either directly or as general partner to Hennessy Management Co. L.P. and Hennessy Management Co. 2, L.P. The Agreements are renewable annually based upon approval by a majority of the Funds' disinterested directors. Additionally each Agreement may be terminated prior to its expiration upon 60 days notice by either the Company or the Fund.

         As provided in the Agreements with the Hennessy Cornerstone Value Fund and the Hennessy Cornerstone Growth Fund, the Company receives investment advisory fees monthly on an annual percentage basis of the respective Fund's average daily net assets. The Agreements also contain expense limitation provisions whereby the Company has agreed to reimburse certain Funds annually, under certain conditions, an amount equal to all or a portion of its investment advisory fees.

         Advisory fees earned by the Company through its general partner interest in various limited partnerships (including Hennessy Management Co. L.P. and Hennessy Management Co. 2, L.P.) are based on actual costs incurred. During the year ended September 30, 2000 the Company voluntarily waived certain investment advisory fees earned from Hennessy Management Co. 2, L.P. The Hennessy Balanced Fund and Hennessy Leveraged Dogs Fund pay investment advisory fees to the respective limited partnerships based on the contractual annual advisory fee rates applied to the respective fund's average daily net assets, subject to any expense limitation provisions.

(3)      Property and Equipment

         Property and equipment were comprised of the following as of September 30, 2000:

Leasehold improvements                         $              41,531
Furniture and fixtures                                         4,583
Equipment                                                     18,864
Software                                                       7,527
                                                  -------------------
                                                              72,505
Less accumulated depreciation                               (15,272)
                                                  -------------------
                                               $              57,233
                                                  ===================

(4)      Due to Affiliate

         Amounts reported as due to an affiliate in the accompanying financial statements represent amounts owed by the Company to its President under the terms of a promissory note dated January 3, 2000. On that date the President loaned $36,761 to the Company, with interest to be charged at a rate of 10.00% per annum. The principal balance and any accrued interest thereon is payable on demand. As of September 30, 2000 the balance represents the remaining principal amount plus interest accrued to date.

(5)      Note Payable

         In June of 2000, the Company entered into a borrowing agreement with Firstar Bank, National Association in order to finance its acquisition of the patented automated investment trading strategies from Netfolio, Inc. Under the terms of the agreement, the Company borrowed $2,310,897, with annual interest charged at the prime rate and due monthly. The loan is to be repaid in fifty four equal installments, payable monthly, beginning November 10, 2000. Under the terms of the loan agreement, the Company is prohibited from paying dividends while the debt is outstanding.

(6)      Convertible Preferred Stock

         Holders of the convertible preferred stock have no voting rights. The preferred shares may be converted into an equal number of common shares at the option of the preferred stockholders.

(7)      Adjustable Rate Preferred Stock

         Holders of adjustable rate preferred stock may not convert shares to common stock and have no voting rights. Adjustable rate preferred stockholders are only entitled to those dividends which are declared by the Board of Directors to be adjustable rate preferred dividends.

(8)      Income Taxes

         The provision for income taxes is comprised of the following for the years ended September 30, 2000 and 1999:

                                                        2000                1999
                                        --------------------   -----------------
    Current:
    Federal                             $                 --                  --
    State                                                800                 800
                                        --------------------   -----------------
                                                         800                 800
                                        --------------------   -----------------
    Deferred:
    Federal                                               --                  --
    State                                                 --                  --
                                        --------------------   -----------------
                                                          --                  --
                                        --------------------   -----------------
                                        $                800                 800
                                        ====================   =================

         The principal reasons for the differences from the federal statutory rate of 34% are as follows:

                                                                    2000                  1999
                                                      --------------------   -------------------
Tax provision at statutory rate                       $           (13,796)                1,495
State taxes, net of federal benefit                                   528                   528
Increase (decrease) in valuation allowance                         11,198                (1,233)
California net operating loss write-off                             5,236                    --
Other                                                              (2,366)                   10
                                                      --------------------   -------------------
Income tax provision                                  $               800                   800
                                                      ====================   ===================

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of September 30, 2000 and 1999 are presented below:

                                                                  2000                   1999
                                                      --------------------   -------------------
Deferred tax assets:
         Other                                                      1,144                    --
         Net operating loss carryforward                          181,395               171,341
                                                      --------------------   -------------------
Total deferred tax assets                                         182,539               171,341
         Valuation allowance                                     (182,539)             (171,341)
                                                      --------------------   -------------------
         Net deferred tax assets                      $                --                    --
                                                      ====================   ===================


         As of September 30, 2000, the Company's net operating loss carry-forwards were $511,000 and $131,000 for federal and state purposes, respectively. These loss carryforwards are scheduled to expire through 2020 and 2005 for federal and state purposes, respectively, and may be subject to certain annual and separate return limitation year utilization restrictions under current laws.

(9)      Earnings Per Share

         The weighted average common shares outstanding used in the calculation of basic earnings per share and weighted average common shares outstanding adjusted for common stock equivalents used in the computation of diluted earnings per share were as follows for the years ended September 30, 2000 and 1999 and the six months ended March 31, 2001 and 2000, respectively. For the year ended September 30, 2000 and the six months ended March 31, 2000 the convertible preferred stock is not considered to be a common stock equivalent as its impact is anti-dilutive.

                                                             Year ended                     Six Months ended
                                                           September 30,                       March 31,
                                                  ---------------------------        ---------------------------
                                                      2000            1999              2001            2000
                                                  -----------     -----------        -----------      ----------
                                                                                              (unaudited)
      Weighted average common stock
      outstanding                                   760,680         760,680           760,680          760,680
      Common stock equivalents
                Convertible preferred stock         --              200,000           200,000          --
                                                  -----------     -----------        -----------      ----------
                                                    760,680         960,680           960,680          760,680
                                                  ===========     ===========        ===========      ==========

(10)     Commitments

         The Company leases office space under a noncancelable operating lease expiring on December 31, 2004. The total rent expense under operating leases for the years ended September 30, 2000 and 1999 was $20,703 and $9,137, respectively. The annual minimum future rental commitments under this lease as of September 30, 2000 are as follows:

         Year ending September 30:
                2001                                        $             49,656
                2002                                                      52,656
                2003                                                      52,656
                2004                                                      52,656
                2005                                                      13,164
                                                            --------------------
                                                            $            220,788
                                                            ====================

(11)     Stock Options

         On May 2, 2001, the Company established an incentive plan (the "Plan") providing for the issuance of options, stock appreciation rights, restricted stock, performance awards, and stock loans for the purpose of attracting and retaining executive officers and key employees. The maximum number of shares which may be issued under the Plan is 25% of the outstanding common stock of the Company. The compensation committee of the board of directors will have the authority to determine the awards granted under the Plan, including among other things, the individuals who receive the awards, the times when they receive them, vesting schedules, performance goals triggering the exercisability of options or the payment of performance awards, whether an option is an incentive or non-qualified option and the number of shares to be subject to each award. However, no participant may receive options or stock appreciation rights under the Plan for an aggregate of more than 50,000 shares in any calendar year. The exercise price and term of each option or stock appreciation right will be fixed by the compensation committee except that the exercise price for each stock option which is intended to qualify as an incentive stock option must be at least equal to the fair market value of the stock on the date of grant and the term of the option cannot exceed 10 years. In the case of an incentive stock option granted to a 10% shareholder, the exercise price must be at least 110% of the fair market value on the date of grant and cannot exceed five years. Incentive stock options may be granted only within ten years from the date of adoption of the Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the compensation committee, elect to pay for the shares to be received upon exercise of their options in cash or shares of common stock or any combination thereof.

         Options to purchase an aggregate of 87,500 shares of common stock are to be awarded under the Plan to certain employees, executive officers and directors of the Company following the sale of a minimum number of shares under a public offering (see Note 12). Such options are to have an exercise price equal to the price of the common stock in the initial public offering, have a term of ten years, and vest immediately.

(12)     Subsequent Events

         In June 2001, the 200,000 shares of the Company's convertible preferred stock were converted into shares of common stock.

         The Company intends to file an initial public offering with the U.S. Securities and Exchange Commission. Under the terms of the offering, the minimum number of common shares to be offered is 450,000 and the maximum number is 1,000,000. In anticipation of the offering, the Company's Board of Directors has adopted a resolution to merge Hennessy Management Co., L.P. and Hennessy Management Co. 2 L.P. into the Company subject to approval of the limited partners. Under the terms of the proposed mergers, the limited partners would receive up to 93,240 shares of the Company's common stock in exchange for their partnership interests.

         On May 2, 2001, the Board approved the Company's Plan to increase the number of common and preferred shares authorized to 15 million and 5 million shares, respectively, subject to the successful completion of the offering.

Until ________, 200__, all dealers that
effect transactions in these securities,                450,000 Shares Minimum
whether or not participating in this
offering, may be required to deliver a                 1,000,000 Shares Maximum
prospectus. This is in addition to the
dealers' obligation to deliver a
prospectus when acting as underwriters
and with respect to their unsold
allotments or subscriptions.

     Table of Contents
                                      Page
                                      ----
Prospectus Summary....................  3
Risk Factors..........................  6
Capitalization........................ 10
Cautionary Note Regarding Forward-
  Looking Statements.................. 10             HENNESSY ADVISORS, INC.
Use of Proceeds....................... 11
Selling Shareholder................... 11
Dividend Policy....................... 11                 Common Stock
Dilution.............................. 12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations....................... 13
Business.............................. 18
Management............................ 21
Certain Transactions.................. 25
Principal Stockholders................ 26
Description of Capital Stock.......... 27
Shares Eligible for Future Sale....... 29
Plan of Distribution.................. 31
Legal Matters......................... 32
Experts............................... 32
Changes in Accountants................ 32
Additional Information................ 32
Index to Financial Statements.........F-1


                                                           Prospectus

                                                       Dated _________, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Hennessy Advisors, Inc (the "Registrant") has authority under
Section 317 of the California Corporations Code to indemnify corporate "agents" (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The Registrant is also authorized under Section 317 to indemnify corporate agents against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct.

         Additionally, under Section 317 the Registrant may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred. The Registrant intends to enter into agreements to indemnify its directors and executive officers.

         In accordance with Section 317, the Registrant's Amended and Restated Articles of Incorporation eliminate the liability of its directors to the fullest extent permissible by California law. The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for the indemnification of the Registrant's corporate agents to the fullest extent permissible under California law. Additionally, the Registrant's Amended and Restated Bylaws provide that the Registrant has the right to purchase and maintain insurance on behalf of such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated except as noted):

Securities and Exchange Commission registration fee................... $   2,500
Printing and engraving expenses (estimate)............................    30,000
Accounting fees and expenses (estimate)...............................    75,000
Legal fees and expenses (estimate)....................................    80,000
Transfer Agent's fees and expenses (estimate).........................     8,000
Miscellaneous (estimate)..............................................    54,500
                                                                         -------

                  Total............................................... $ 250,000
                                                                         =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the Registrant has sold no shares of common stock, except as follows:

         In June 2001, 10 holders of 200,000 shares of convertible preferred stock converted their convertible preferred shares for 200,000 shares of common stock in accordance with the terms of the convertible preferred shares.

         On August 1, 2001, a majority in interest of the 70 limited partners of the Hennessy Management Co., LP and Hennessy Management Co. 2, LP (of which the Registrant is the general partner) agreed to merge the partnerships into the Registrant. The limited partners will receive up to 93,240 shares of common stock in exchange for their partnership interests upon the merger of the partnerships into the Registrant. The limited partners will receive one share of common stock for each ten dollars ($10.00) of invested capital in the partnerships. The merger is conditioned on the consummation of the offering registered hereby.

         Each offer and sale described above was or is being effected pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended. In addition, the conversion of the convertible preferred shares was exempt pursuant to Section 3(a)(9) of that Act.

ITEM 27.  EXHIBITS

             2.1      Form of Agreement of Merger of Hennessy Advisors, Inc.,
                      Hennessy Management Co., L.P. and Hennessy Management Co.
                      2, L.P.
             3.1      Amended and Restated Articles of Incorporation
             3.2      Amended and Restated Bylaws of the Company
             5.1      Opinion on legality
            10.1      Management Agreement dated as of June 30, 2000 between
                      registrant and Hennessy Mutual Funds, Inc.
            10.2      Investment Advisory Agreement dated as of July 1, 1998
                      between The Hennessy Funds, Inc. and the Hennessy
                      Management Co., LP
            10.3      Investment Advisory Agreement dated as of June 30, 1998
                      between The Hennessy Funds, Inc. and the Hennessy
                      Management Co. 2, LP
            10.4      Hennessy Advisors, Inc. 2001 Omnibus Plan
            10.4(a)   Form of Option Award Agreement
            10.5      Employment Agreement of Neil J. Hennessy
            10.6      Netfolio Agreement dated April 10, 2000
            10.7      Loan agreement dated April 10, 2000 between registrant and
                      Firstar Bank, N.A.
            10.7(a)   Term Promissory Note in the amount of $2,500,000
            23.1      Consent of Foley & Lardner (included in Exhibit 5.1)
            23.2      Consent of KPMG LLP
            23.3      Consent of Bregante & Co., LLP
            99.1      Escrow Agreement between Hennessy Advisors, Inc. and West
                      America Bank dated July 30, 2001

ITEM 28.  UNDERTAKINGS

The registrant will:

(1) File during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on August 6, 2001.




                                       HENNESSY ADVISORS, INC.


                                       By:   /s/ Neil J. Hennessy
                                          --------------------------------------
                                           Neil J. Hennessy, Chief Executive
                                           Officer, President and Chairman of
                                           the Board



                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Neil J. Hennessy and Teresa M. Nilsen, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



Date:  August 6, 2001                  /s/ Neil J. Hennessy
                                       -----------------------------------------
                                       Neil J. Hennessy, Chief Executive
                                       Officer, President, Chairman of the Board
                                       and Director



Date:  August 6, 2001                  /s/ Teresa M. Nilson
                                       -----------------------------------------
                                       Teresa M. Nilsen, Executive Vice
                                       President, Chief Financial Officer, Chief
                                       Accounting Officer, Secretary and
                                       Director



Date:  August 6, 2001                  /s/ Daniel B. Steadman
                                       -----------------------------------------
                                       Daniel B. Steadman, Executive Vice
                                       President and Director

Date:  August 6, 2001                  /s/ Brian A. Hennessy
                                       -----------------------------------------
                                       Brian A. Hennessy, Director


Date:  August 6, 2001                  /s/ Daniel G. Libarle
                                       -----------------------------------------
                                       Daniel G. Libarle, Director


Date:  August 6, 2001                  /s/ Roger Offenbach
                                       -----------------------------------------
                                       Rodger Offenbach, Director


Date:  August 6, 2001                  /s/ Thomas L. Seavey
                                       -----------------------------------------
                                       Thomas L. Seavey, Director


Date:  August 6, 2001                  /s/ Henry Hansel
                                       -----------------------------------------
                                       Henry Hansel, Director

                                 EXHIBITS INDEX

 2.1 Form of Agreement of Merger of Hennessy Advisors, Inc., Hennessy Management Co., L.P. and Hennessy Management Co. 2, L.P.
 3.1      Amended and Restated Articles of Incorporation
 3.2      Amended and Restated Bylaws of the Company
 5.1      Opinion on legality
10.1 Management Agreement dated as of June 30, 2000 between registrant and Hennessy Mutual Funds, Inc.
10.2 Investment Advisory Agreement dated as of July 1, 1998 between The Hennessy Funds, Inc. and the Hennessy Management Co., LP
10.3 Investment Advisory Agreement dated as of June 30, 1998 between The Hennessy Funds, Inc. and the Hennessy Management Co. 2, LP
10.4      Hennessy Advisors, Inc. 2001 Omnibus Plan
10.4(a)   Form of Option Award Agreement
10.5      Employment Agreement of Neil J. Hennessy
10.6      Netfolio Agreement dated April 10, 2000
10.7      Loan agreement dated April 10, 2000 between registrant and Firstar
          Bank, N.A.
10.7(a)   Term Promissory Note in the amount of $2,500,000
23.1      Consent of Foley & Lardner (included in Exhibit 5.1)
23.2      Consent of KPMG LLP
23.3      Consent of Bregante & Co., LLP
99.1 Escrow Agreement between Hennessy Advisors, Inc. and West America Bank dated July 30, 2001